AMENDED AND RESTATED LOAN AGREEMENT

Dated as of December 18, 2002

MADECO S.A., a sociedad anónima organized under the laws of the Republic of Chile (together with any successors thereto, the "Borrower"), BANK OF AMERICA, N.A. ("BofA") and BANKBOSTON, N.A.*, NASSAU BRANCH ("BankBoston"), (collectively, the "Initial Lenders"), and BANKBOSTON, N.A., NASSAU BRANCH, as administrative agent (in such capacity together with any successors thereto, the "Agent") for the Lenders (as hereinafter defined), agree as follows:

PRELIMINARY STATEMENTS:

(1) BofA made loans to the Borrower in the aggregate principal amount of U.S.$6,000,000 (the "BofA Loans") as evidenced by the promissory notes listed on Schedule I hereto executed by the Borrower in favor of BofA (the "BofA Promissory Notes").

(2) BankBoston made loans to the Borrower in the aggregate principal amount of U.S.$7,162,429.24 (the "BankBoston Loans" and, together with the BofA Loans, the "Existing Loans") as evidenced by the promissory notes listed on Schedule I hereto executed by the Borrower in favor of BankBoston (the "BankBoston Promissory Notes", and, together with the BofA Promissory Notes, the "Promissory Notes");

(3) In connection therewith, the Borrower has requested the Initial Lenders to amend and restate in their entireties the Existing Loans and to amend the Promissory Notes, and the Initial Lenders have agreed to amend and restate the Existing Loans to reflect certain modifications thereto; and

(4) The parties hereto therefore desire to amend and restate the Existing Loans in their entireties on the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Loans are hereby amended and restated in their entireties as follows:

  DEFINITIONS AND ACCOUNTING TERMS

      Certain Defined Terms

      . As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Adjusted Equity" means the Borrower's total account equity which is currently account entry No. 5.24.00.00 of the Borrower's FECU, excluding the losses in respect of and/or negative effects on the Borrower's equity arising as a result of: (i) the sale of any of the Borrower's and/or any of the Subsidiaries' fixed assets or substitutable assets; (ii) the sale of the Borrower's Subsidiaries; (iii) the reserves maintained by the Borrower in respect of the appraisal of the fixed assets or substitutable assets of the Borrower and/or its Subsidiaries; and (iv) the reserves maintained by the Borrower in respect of the appraisal of foreign investments.

      "Adjusted Consolidated Equity" means the Borrower's total account equity which is currently account entry No. 5.24.00.00 of the Borrower's Consolidated FECU, adding the effects created as of this date as a result of: (i) the sale of any of the Borrower's and/or any of the Subsidiaries' fix assets or substitutable assets; (ii) the sale of the Borrower's Subsidiaries; (iii) the reserves maintained by the Borrower in respect of the appraisal of the fix assets or substitutable assets of the Borrower and/or its Subsidiaries; and (iv) the reserves maintained by the Borrower in respect of the appraisal of foreign investments.

      "Advance" means an Existing Loan made by an Initial Lender to the Borrower.

      "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

      "Agent" has the meaning specified in the introductory paragraph hereof.

      "Agent's Account" means the account of the Agent maintained by the Agent at Fleet National Bank, with its office in Boston, Massachusetts, USA, ABA# 011-000390, Account No. 009 07 309, Account Name: BankBoston, Nassau Operations, Reference: Madeco, Attention: Jorge Garcia.

      "Applicable Law" means, with respect to any Person or matter, any supranational, national, federal, state, regional or local statute, law, rule, treaty, convention, regulation, order, decree, request, determination or other requirement (whether or not having the force of law) relating to such Person or matter and, when applicable, any interpretation thereof by any Governmental Agency having jurisdiction with respect thereto or charged with the administration or the interpretation thereof.

      "Applicable Margin" means, for any Interest Period, 2.20% per annum.

      "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit B hereto.

      "BankBoston" means BankBoston N.A., a national association organized under the laws of the United States, acting through its Nassau Branch.

      "BankBoston Loan Agreement" means the Amended and Restated Loan Agreement, dated as of the date hereof, among the Borrower, acting through its Cayman Islands Branch, BankBoston, as Initial Lender, the lenders party thereto and BankBoston as the agent.

      "BankBoston Loans" has the meaning specified in Preliminary Statement (2).

      "BankBoston Promissory Notes" has the meaning specified in Preliminary Statement (2).

      "Bank of America" or "BofA" means Bank of America, N.A., a national association organized under the laws of the United States.

      "BofA Loans" has the meaning specified in Preliminary Statement (1).

      "BofA Promissory Notes" has the meaning specified in Preliminary Statement (1).

      "Borrower" has the meaning specified in the introductory paragraph hereof.

      "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City, Santiago-Chile, Nassau-Bahamas, and, if the applicable Business Day relates to any Advance, on which dealings are carried on in the London interbank market.

      "Capital Increase" means, the funds received by the Borrower as a consequence of the capital increase agreed by the shareholders of the Borrower in the shareholders' meeting of the Borrower held on November 14, 2002.

      "Capital Increase Agent" has the meaning specified in Section 3.01(n).

      "Change of Control" means, with respect to the Borrower, when and if at any time subsequent to the date hereof, Grupo Luksic shall have ceased to (a) own directly or indirectly at least 50.1% of the Voting Stock of the Borrower or (b) control the Borrower. For purposes of this definition, the term "control" means (i) the right to elect a majority of the directors, (ii) the ability to determine the outcome of the voting on substantially all actions that require shareholder approval, other than actions requiring the consent of the holders of a majority of the Voting Stock of the Borrower as required by Applicable Law or the by-laws of the Borrower, or (iii) the power to cause, directly or indirectly, the direction of the management and policies of the Borrower.

      "Chile" means the Republic of Chile.

      "Chilean GAAP" has the meaning specified in Section 1.03.

      "Chilean Lenders" has the meaning specified in Section 3.01(f)(viii).

      "Chilean Loan Agreement" means the "Convenio de Modificacion y Reprogramacion de Creditos" executed under Chilean law on December 18, 2002, by the Borrower and the Chilean Lenders.

      "Chilean Pesos" means the lawful currency of Chile.

      "Compliance Certificate" means a certificate from the Borrower in the form of Exhibit D hereto.

      "Confidential Information" means information that the Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower (unless the Agent or such Lender knows or has reason to believe that such information was passed on in violation of an agreement regarding confidentiality or of a fiduciary duty).

      "Consolidated" refers to the consolidation of accounts in accordance with Chilean GAAP and the regulations of the SVS.

      "Consolidated EBITDA to Consolidated Interest Expense Ratio" means, as of any date of determination, the ratio of:

        the sum of: (i) the amount of operating income of the Borrower which is, currently account entry No. 5.31.11.00 of the Borrower's Consolidated FECU; plus (ii) depreciation which is currently account entry No. 5.50.30.05 of the Borrower's Consolidated FECU, to

        the amount which is currently account entry No. 5.31.12.60 of the Borrower's Consolidated FECU,

        in each case during the four consecutive fiscal quarters most recently ended.

        "Currency Equivalent" means, on any date of determination, (a) the equivalent in U.S. Dollars of any amount of any currency determined at the rate of exchange quoted by the Agent in New York City, at 11:00 A.M. (New York City time) on the date on which such equivalent is to be determined for the spot purchase in the New York foreign exchange market for such amount of such other currency with U.S. Dollars, and (b) the equivalent in any currency of any amount of U.S. Dollars determined, at the rate of exchange quoted by the Agent in New York City, at 11:00 A.M. (New York City time) on the date on which such equivalent is to be determined for the spot purchase in the New York foreign exchange market for such amount of U.S. Dollars with such other currency.

        "Current Assets" means the aggregate amount of the Borrower's account current assets which is currently account entry No. 5.11.00.00 of the FECU or Consolidated FECU.

        "Current Liabilities" means the aggregate amount of the Borrower's account current liabilities which is currently account entry No. 5.21.00.00 of the FECU or Consolidated FECU.

        "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with Chilean GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

        "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

        "Disposition" shall have the meaning specified in Section 5.02(c).

        "Dolar Observado" means, with respect to any conversion, the exchange rate for U.S. Dollars published by the Central Bank of Chile according to number 6 of Chapter I of the Compendium of Foreign Exchange Regulations, in effect on the date such conversion is made.

        "EBITDA" means for any fiscal quarter of the Borrower, the sum of account entries Nos. 5.31.11.00 and 5.50.30.05 of the Borrower's FECU for such period.

        "Effective Date" has the meaning specified in Section 3.01.

        "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of U.S.$500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of U.S.$500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of U.S.$500,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; (vii) a finance company, insurance company or other financial institution (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of U.S.$500,000,000; or (viii) any other Person approved by the Agent and, provided no Default shall have occurred and be continuing, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

        "Environmental Action" means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

        "Environmental Law" means any applicable Chilean, or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

        "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

        "Essential Assets" means the equipment, machinery and all other essential elements necessary for the Borrower to conduct its business related to wires, cables, and brass mills ("cables, tubos y planchas") in the ordinary course.

        "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Events of Default" has the meaning specified in Section 6.01.

        "Existing Loans" has the meaning specified in Preliminary Statement (2).

        "Existing Loan Facilities" means the credit facilities of the Borrower listed on Schedule III hereto.

        "FECU" means, for any fiscal quarter of the Borrower, the "Ficha Estadística Codificada Uniforme" (or any other report, document or information reporting that shall replace the FECU) filed for such quarter by the Borrower on a Consolidated or unconsolidated basis with the SVS.

        "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

        "Financial Statements" means the balance sheets and related statements of income and cash flows, either consolidated or unconsolidated, as the case may be, of any Person.

        "Governmental Agency" means any national, federal, state, regional or local government or governmental department or other entity charged with the administration, interpretation or enforcement of any Applicable Law.

        "Grupo Luksic" means any and all of the entities in which any of Messrs. Andronico Luksic Abaroa, Andronico Luksic Craig, Guillermo Luksic Craig or Jean Paul Luksic Fontbona, are, as the case may be, indirectly or directly controlling shareholders, provided that, through these companies, at least two of the referred individuals are indirectly or directly controlling shareholders of the Borrower. For purposes of this definition, the term "control" means (i) the right to elect a majority of the directors, (ii) the ability to determine the outcome of the voting on substantially all actions that require shareholder approval, other than actions requiring the consent of the holders of a majority of the Voting Stock of the Borrower as required by Applicable Law or the by-laws of the Borrower, or (iii) the power to cause, directly or indirectly, the direction of the management and policies of the Borrower.

        "Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances, in each case to the extent designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

        "Initial Lenders" has the meaning specified in the introductory paragraph hereof.

        "Intercreditor Agreement" means that certain Intercreditor Agreement governed by Chilean law dated as of December 18, 2002 among the Agent, Banco de Crédito e Inversiones, as administrative agent under the Chilean Loan Agreement, the Agent and the Madeco Lenders.

        "Interest Period" means, for each Advance, the period commencing on the Effective Date and ending six months thereafter and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending six months thereafter; provided, however, that:

          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and
          whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person, or any other investment in such Person.

          "Lenders" means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07.

          "Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Lending Office" opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          LIBO Rate" means, for any Interest Period for all Advances, (a) an interest rate per annum equal to the arithmetic average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum appearing on Telerate page 3750 (or any successor page as determined by the Agent) at which deposits in U.S. dollars are offered in London, England at 11:00 A.M. (London time) two Business Days before the first day of the respective Interest Period for a period substantially equal to such Interest Period; or (b) if a rate cannot be determined pursuant to clause (a) above, a rate per annum equal to the arithmetic average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum offered to the Agent by at least two prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period substantially equal to such Interest Period and for an amount substantially equal to the amount of the unpaid principal of the Advance; provided, however, that if a rate cannot be determined pursuant to clauses (a) and (b) above, the LIBO Rate for such Interest Period shall be determined by the Agent in accordance with Section 2.07(c).

          "LIBO Rate Reserve Percentage" for any Interest Period for all Advances comprising part of the Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Advances is determined) having a term equal to such Interest Period.

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Loan Document" means each of, and "Loan Documents" means all of, this Agreement and the Notes.

          "Madeco Lenders" means the Initial Lenders, and each of the lenders that are party to the Chilean Loan Agreement.

          "Madeco Loan Agreements" means the Chilean Loan Agreement, this Agreement and the BankBoston Loan Agreement.

          "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, or the Borrower and its Subsidiaries taken as a whole.

          "Material Adverse Effect" means any material adverse effect on (a) the legality, validity or enforceability of any Loan Document or any amendment or modification thereto, (b) the business, condition (financial or otherwise) or results of operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (c) the rights and remedies of the Agent or any Lender under this Agreement or any Note, or (d) the ability of the Borrower to perform its obligations under this Agreement or any Note or any amendment or modification thereto.

          "Material Contract" means, with respect to any Person, each contract to which such Person is a party and which is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of each Person.

          "Net Consolidated Financial Debt" means the sum of: (i) the short term obligations of the Borrower to banks and financial institutions which is currently account entry No. 5.21.10.10 of the Borrower's Consolidated FECU; plus (ii) the portion of the long term obligations of the Borrower to banks and financial institutions with a tenor of less than one year which is currently account entry No. 5.21.10.20 of the Borrower's Consolidated FECU; plus (iii) the obligations of the Borrower to the public in general (evidenced by promissory notes), which is currently account entry No. 5.21.10.30 of the Borrower's Consolidated FECU; plus (iv) the short term portion of the obligations of the Borrower to the public in general for the issuance of bonds which is currently account entry No. 5.21.10.40 of the Borrower's Consolidated FECU; plus (v) the portion of the long term obligations of the Borrower with a tenor equal to or less than one year which is currently account entry No. 5.21.10.50 of the Borrower's Consolidated FECU; plus (vi) the portion of the long term obligations of the Borrower to banks and financial institutions with a tenor of more than one year which is currently account entry No. 5.22.10.00 of the Borrower's Consolidated FECU; plus (vii) the long term portion of the obligations of the Borrower to the public in general for the issuance of bonds, which is currently account entry No. 5.22.20.00 of the Borrower's Consolidated FECU; plus (viii) any obligation or arrangement of the Borrower to guarantee or intended to guarantee any Debt or other payment obligations of any Person other than any Subsidiary of the Borrower; plus (ix) the long term obligations and account payables of the Borrower owed to its Affiliates, which is currently account entry No. 5.21.20.10 of the Borrower's Consolidated FECU; and plus (x) the short term obligations and account payables of the Borrower owed to its Affiliates, which is currently account entry No. 5.22.50.00 of the Borrower's Consolidated FECU; minus (A) the available cash amount, which is currently account entry No. 5.11.10.10 of the Borrower's Consolidated FECU; minus (B) time deposits, which is currently account entry No 5.11.10.20 of the Borrower's Consolidated FECU; and minus (C) the valores negociables netos, which is currently account entry No. 5.11.10.30 of the Borrower's Consolidated FECU.

          "Net Consolidated Financial Debt to Adjusted Consolidated Equity Ratio" means, as of any date of determination, the ratio of:

              Net Consolidated Financial Debt,

        to

        (b) Adjusted Equity.

        "Net Consolidated Financial Debt to Consolidated EBITDA Ratio" means, as of any date of determination, the ratio of

        Net Consolidated Financial Debt,

      to

      (b) the sum of: (i) the amount of operating income which is currently account entry No. 5.31.11.00 of the Borrower's Consolidated FECU; plus (ii) depreciation which is currently account entry No. 5.50.30.05 of the Borrower's Consolidated FECU, in each case during the four consecutive fiscal quarters most recently ended.

      "Net Financial Debt" means the sum of: (i) the short term obligations of the Borrower to banks and financial institutions which is currently account entry No. 5.21.10.10 of the Borrower's unconsolidated FECU; plus (ii) the portion of the long term obligations of the Borrower to banks and financial institutions with a tenor of less than one year which is currently account entry No. 5.21.10.20 of the Borrower's FECU; plus (iii) the obligations of the Borrower to the public in general (evidenced by promissory notes) which is currently account entry No. 5.21.10.30 of the Borrower's FECU; plus (iv) the short term portion of the obligations of the Borrower to the public in general for the issuance of bonds, which is currently account entry No. 5.21.10.40 of the Borrower's FECU; plus (v) the long term obligations of the Borrower with a tenor of one year which is currently account entry No. 5.21.10.50 of the Borrower's FECU; plus (vi) the portion of the long term obligations of the Borrower to banks and financial institutions with a tenor of more than one year which is currently account entry No. 5.22.10.00 of the Borrower's FECU; plus (vii) the long term portion of the obligations of the Borrower to the public in general for the issuance of bonds, which is currently account entry No. 5.22.20.00 of the Borrower's FECU; plus (viii) the long term obligations and accounts payable of the Borrower owed to its Affiliates, which is currently account entry No. 5.21.20.10 of the Borrower's FECU; and plus (ix) the short term obligations and accounts payable of the Borrower owed to its Affiliates, which is currently account entry No. 5.22.50.00 of the Borrower FECU; minus (A) the available cash amount which is currently account entry No. 5.11.10.10 of the Borrower's FECU; minus (B) time deposits, which is currently account entry No. 5.11.10.20 of the Borrower's FECU; and minus (C) the valores negociables netos, which is currently account entry No. 5.11.10.30 of the Borrower's FECU.

      "Net Financial Debt to Adjusted Equity Ratio" means, at any date of determination, the ratio of (a) Net Financial Debt to (b) Adjusted Equity.

      "New Lending Office" has the meaning specified in Section 2.12(e).

      "Note" means (a) with respect to any Initial Lender, the Promissory Notes held by such Initial Lender, together with attachments, amendments or supplements thereto in the form attached hereto as Exhibit A-1 in the case of BofA and Exhibit A-2 in the case of BankBoston, or such other form otherwise satisfactory in form and substance to such Lender, evidencing the indebtedness of the Borrower to such Initial Lender resulting from the Advances made by such Initial Lender and (b) with respect to any other Lender, a promissory note of the Borrower payable to the order of such Lender in substantially the form of Exhibit A-3 hereto or otherwise satisfactory in form and substance to all of the Lenders, evidencing the indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

      "Other Taxes" has the meaning specified in Section 2.12(b).

      "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof (other than taxes, assessments and government charges or levies that are not due or that do not constitute penalties); (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens, Liens imposed on imported goods pursuant to Ley 18.634 sobre Pago Diferido de Derechos de Aduana and other similar Liens arising in the ordinary course of business securing obligations that: (i) are not overdue for a period of more than 60 days, or (ii) that are being contested by any Person in good faith by proper proceedings and as to which appropriate reserves are being maintained in accordance with Chilean GAAP; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens necessary to be created for the ordinary course of business, provided, however, that Liens granted under this clause (e) by any Subsidiary shall only be Permitted Liens if such Liens shall cover assets with an individual or aggregate total value that does not exceed U.S.$30,000,000 or its Currency Equivalent; (f) municipal and zoning ordinances that are not violated in any material respect by the existing improvements and the present use made by the owner thereof; (g) Liens created under lease agreements or leasing contracts with a term less than or equal to 10 years, provided, however, that Liens granted in favor of third parties shall only be Permitted Liens under this clause (g) if such Liens shall cover assets with an individual or aggregate total value that does not exceed U.S.$30,000,000 or its Currency Equivalent; and (h) Liens included on Schedule IV hereto.

      "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

      "Process Agent" has the meaning specified in Section 8.12(b).

      "Promissory Notes" has the meaning specified in Preliminary Statement (1).

      "Quiñenco " means Quiñenco S.A., a sociedad anonima abierta organized under the laws of the Republic of Chile.

      "Register" has the meaning specified in Section 8.07(c).

      "Required Lenders" means at any time Lenders owed more than two thirds (66⅔%) of the then aggregate unpaid principal amount of the Advances owing to Lenders.

      "Restructuring Document" means each and "Restructuring Documents" means all of (i) the Chilean Loan Agreement, including all annexes and attachments thereto and all other agreements, certificates and documents related thereto; (ii) the attachments to the promissory notes referred in the Chilean Loan Agreement; (iii) the Intercreditor Agreement; (iv) the Subordination Agreement; (v) the BankBoston Loan Agreement and all annexes and attachments thereto and all other agreements, certificates and documents related thereto; (vi) this Agreement, the Notes and all annexes and attachments thereto and all other agreements, certificates and documents related thereto, including but not limited to the escritura complementaria referred in Section 3.01(l).

      "Significant Subsidiaries" shall mean each and all of Alusa S.A., Indalum S.A., Ficap S.A. and Indeco, S.A., material Subsidiaries of the Borrower.

      "Stamp Tax" means the stamp tax payable pursuant to Decree Law No. 3,475 of 1980, as amended.

      "Subordination Agreement" means an agreement whereby Quiñenco shall subordinate the loans made available to the Borrower on December 11, 2000 and October 3, 2002 (as amended, supplemented or otherwise modified) in an aggregate principal amount of 444.988,02 Unidades de Fomento, to the outstanding Debt of the Borrower under the Restructuring Documents.

      "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect more than 50% of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

      "SVS" means the Superintendencia de Valores y Seguros in Chile.

      "Tasa Libor - 180 dias" means the interest rate per annum published or certified as "LIBOR Dollar USA" by the Central Bank of Chile three Business Days before the first day of each Interest Period for a period of 180 days which is determined on a daily basis upon the information publicly available at the closing of each day in which transactions are carried on in the London International Market.

      "Taxes" has the meaning specified in Section 2.12(a).

      "Total Consolidated Assets" means the total consolidated assets as described in account entry No. 5.10.00.00 of the Borrower's Consolidated FECU as of September 30, 2002.

      "Unidad de Fomento" or "Unidades de Fomento" means an inflation adjustment unit of account having an equivalent in Chilean pesos as published from time to time by the Central Bank of Chile.

      "United States" or "U.S." means the United States of America.

      "U.S. Dollars" and "U.S.$" means the lawful currency of the United States.

      "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

      Computation of Time Periods

      . In this Agreement, unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

      Accounting Terms

  . All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e); provided, however, that such principles may be adjusted from time to time as required under the rules and regulations as promulgated by the SVS and the "Colegio de Contadores de Chile A.G." ("Chilean GAAP").

  AMOUNTS AND TERMS OF THE ADVANCES

      The Advances

      . The Initial Lenders made the Existing Loans to the Borrower as evidenced by the Promissory Notes in the aggregate principal amount of U.S.$13,162,429.24. As of the Effective Date an amount equal to 70% of the outstanding principal amount of the Existing Loans shall constitute and be deemed an Advance outstanding hereunder.

      INTENTIONALLY OMITTED
      Fees

      Agent's Fees. The Borrower shall pay to the Agent, such fees as may from time to time be agreed by and between the Borrower and the Agent.

        Up-front Fee. The Borrower shall pay to Agent for the benefit of the Initial Lenders on the Effective Date, an up-front fee equal to 1% of the aggregate principal amount of the Advances.
      Notes

      . As additional evidence of the Borrower's obligation to pay the principal of and interest on the Advances as provided in this Agreement, the Borrower shall execute and deliver to each Lender, one or more duly executed and notarized Notes of the Borrower made payable to the order of such Lender, in an aggregate principal amount equal to the amount of the Advance outstanding hereunder or, upon the request of any Lender, an amendment, attachment or supplement with respect to any Notes issued and outstanding as of the date hereof. If any Lender exercises any right in any court in Chile under any Note delivered pursuant to this Agreement, it shall not be required for such purpose to evidence to the Borrower or any other Person that such Note represents obligations of the Borrower under this Agreement nor that any condition herein has been fulfilled. In addition, the Borrower hereby agrees and covenants that it will execute and deliver any and all amendments or endorsements to the Notes, and take all further action that may in the reasonable judgment of the Agent, be necessary, or that the Agent may reasonably request from time to time, in order to ensure that the Notes duly reflect the terms of this Agreement.

        Each Lender hereby agrees and covenants that it will not declare any amount outstanding under any Note (or any interest thereon) to be due and payable other than in accordance with the terms of this Agreement, including, without limitation, the provisions of Section 6.01.
      Repayment

      . The Borrower shall repay to the Agent for the ratable account of the Lenders the aggregate principal amount of the Advances in nine semiannual principal installments, commencing on the third anniversary of the Effective Date, and thereafter on each six-month anniversary thereof; provided, however, that the final principal installment shall be payable on the seventh anniversary of the Effective Date in an amount necessary to repay in full the aggregate unpaid principal amount of the Advances outstanding on such principal repayment date. Each installment shall be in an aggregate amount equal to the amount determined by multiplying the percentage set forth opposite such installment and the principal amount of the aggregate amount of Advances outstanding on the date hereof:

Installment	Percentage of Outstanding Advances
1	7.5%
2	7.5%
3	7.5%
4	7.5%
5	7.5%
6	7.5%
7	7.5%
8	17.5%
9	30%
    Interest

    . Scheduled Interest. Subject to Section 2.06(b), the Borrower shall pay interest on the unpaid principal amount of the Advances from the date hereof until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period to the sum of (x) the LIBO Rate for such Interest Period plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and on the date such Advance shall be paid in full.

        Default Interest. Upon the occurrence and during the continuance of an Event of Default, under Section 6.01(a), the Borrower shall pay interest to the fullest extent permitted by law on (A) the unpaid principal amount of the Advances, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (B) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to clause (a) above
          For purposes of determining the Interest Period for payments of interest in accordance with clause (b)(i) above, the duration of the Interest Periods succeeding the last day of the Interest Period in which such Event of Default shall have occurred shall be divided into successive periods (each of which shall begin on the last day of the immediately preceding period) of one, two, three or four weeks or such longer time, not in any event to exceed six months, as the Agent in consultation with the Lenders may from time to time select.
    Interest Rate Determination

    . The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06.

        If, with respect to any Advances, the Required Lenders notify the Agent that the LIBO Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders. During the 15 days next succeeding the giving of such notice, the Borrower and the Lenders shall negotiate in good faith in order to arrive at a mutually satisfactory interest rate which shall be applicable during such Interest Period to the Advances. If within such 15-day period, the Borrower and the Required Lenders agree in writing upon an alternative interest rate, such rate shall be effective from the commencement of such Interest Period. If the Borrower and the Required Lenders fail to agree upon such an alternative interest rate within such 15-day period, the interest rate during such Interest Period applicable to each Lender's Advance effective from the commencement of such Interest Period shall be such rate as such Lenders shall determine (in a certificate delivered by such Lenders to the Agent setting forth the basis of the computation of such amount, which certificate shall be conclusive and binding for all purposes, absent manifest error) to be necessary to compensate such Lenders for their cost of obtaining (in good faith and using commercially reasonable efforts to minimize the interest cost to the Borrower) as of the commencement of such Interest Period funds for such Interest Period in an amount equal to the principal amount of such Lender's Advance plus the Applicable Margin. The Agent shall notify the Borrower of each such determination as promptly as practicable.
        If for any reason it is not possible to determine the LIBO Rate applicable for any Interest Period on the second Business Day prior to the first day of such Interest Period in accordance with clause (a) and (b) of the definition of "LIBO Rate", the LIBO Rate shall be equal to the Tasa Libor - 180 días for such Interest Period.
    Prepayments

    . Optional. The Borrower may, upon at least five Business Days' notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of U.S.$5,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof; (ii) any such prepayment shall be made on the last day of an Interest Period; (iii) no such prepayment shall be made on a day immediately preceding a day that is not a Business Day nor made on a Friday; and (iv) in the event of any such prepayment, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

        Mandatory. (i) On the next succeeding Business Day following the occurrence of a Change of Control the Borrower shall prepay the outstanding principal amount of the Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that in the event of any such prepayment, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

        (ii) The Borrower shall prepay the Advances from the funds delivered to the Capital Increase Agent in an amount and in the manner set forth in Schedule 3.01(n) hereto. Such prepayment shall be applied to the first principal installment of the outstanding Advances and the remaining funds, if any, shall be applied to the last installment of the outstanding Advances; provided, however, that (A) such prepayment shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid; and (B) in the event of such prepayment the provisions set forth in Section 2.08(a) shall not be applicable thereto.

        Application of Partial Prepayments. Partial prepayments shall be applied to the installments of principal due under Section 2.05 on a pro rata basis.
    Increased Costs

    . If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or any other governmental or regulatory authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining its Advance (excluding for purposes of this Section 2.09 any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon written demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

        If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender showing in reasonable detail the basis for the calculation thereof shall be conclusive and binding for all purposes, absent manifest error.
        The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of the Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for such Interest Period for such Advance from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the LIBO Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent. Notwithstanding anything to the contrary contained in this subsection (c), a Lender shall only be entitled to receive reimbursement for such additional interest to the extent incurred within nine months prior to, and at any time after, the date on which such Lender gives to the Borrower a notice that the Borrower is obligated to pay additional amounts under this clause (c).
    Illegality

    .   Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make the Advance or to fund or maintain the Advance to be made by it hereunder, the Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make its Advance shall be suspended. During the 15 days next succeeding the giving of such notice, the Borrower and such Lender shall negotiate in good faith in order to arrive at a mutually satisfactory manner in which to resolve such illegality to the extent legally possible. If within such 15-day period the Borrower and the Lender agree in writing as to a satisfactory resolution, the obligation of the Lender to make its Advance shall be reinstated. If such Lender shall determine that it may not lawfully continue to maintain or fund its Advance to maturity and shall so specify in such notice, the Borrower and such Lender shall negotiate a mutually satisfactory resolution of such illegality during the next 15 days. If at the end of such period the Borrower and the Lender fail to agree to such a resolution, the Borrower shall immediately prepay in full the then outstanding principal amount of such Advance, together with accrued interest thereon. If it is lawful for such Lender to maintain its Advance through the last day of the Interest Period then applicable to such Advance, such prepayment shall be due on such last day.

        Before giving any notice to the Agent pursuant to this Section 2.10, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.
    Payments and Computations

    .   The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. Dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter, but in no event later than the day such funds are received by the Agent so long as such funds have been received in accordance with the foregoing sentence, cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.09, 2.10, 2.12 or 8.04(c)) to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

        The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.
        All computations of interest based on the LIBO Rate or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
        Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.
        Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
    Taxes

    .   Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the state or jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the state or jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to each Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

        In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").
        The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.
        Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code of the United States, as amended.
        Each Lender shall upon written request (but only if such Lender is lawfully able to do so) provide the Borrower and the Agent with such forms, documents or other certifications, appropriately completed, necessary as prescribed by Applicable Law or reasonably requested by the Borrower, for such Lender to be exempt from, or entitled to a reduced rate of Tax on payments pursuant to this Agreement or the Notes. Such forms, documents and certifications shall be delivered by each Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, it changes its Lending Office by designating a different lending office (a "New Lending Office"). To the extent that any such form, document or certification becomes obsolete, a Lender shall upon written request provide either an updated or successor form, document or certification to the Borrower and the Agent.
        For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
    Sharing of Payments, Etc.

  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advance owing to it in excess of its ratable share of payments on account of the Advances obtained by all the Lenders (other than pursuant to Sections 2.09, 2.10, 2.12 or 8.04(c)), such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

  CONDITIONS TO EFFECTIVENESS of THE AMENDMENT   and restatement

      Conditions Precedent to Effectiveness of this Agreement

      . This Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedents have been satisfied; provided, however that the Effective Date shall occur no later than March 31, 2003:

        Since September 30, 2002, (i) there shall have occurred no Material Adverse Change, and (ii) there shall have occurred no material and adverse change (whether or not foreseeable at the date hereof) in or affecting the financial, economic, political or other condition in Chile or in the international or Chilean markets for debt securities of Chilean issuers.
        There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator other than the matters described on Schedule 4.01(f) hereto, that (i) could have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.
        (i) All governmental and third party consents and approvals necessary in the sole discretion of the Agent (with the agreement of the Lenders) in connection with the transactions contemplated hereby (including, without limitation, the filing with the Central Bank of Chile, if required under Applicable Law, of the financial and other principal terms and conditions of this Agreement) shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect other than those which are not necessary as of the date hereof and which will be obtained in the ordinary course as and when required, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

        (ii) The Borrower shall have reported to the Central Bank of Chile the amendments to the Existing Loans pursuant to this Agreement, in accordance of the rules set forth under Chapter XIV of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile.

        The Borrower shall have notified the Initial Lenders and the Agent in writing as to the proposed Effective Date.
        On such date, the following statements shall be true and the Agent shall have received, with sufficient copies for each Lender, a certificate signed by a duly authorized officer or representative of the Borrower, dated such date, stating that:
          The representations and warranties contained in Section 4.01 hereof are correct on and as of such date, and
          No event has occurred which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

        (iii) During the period from the date hereof until the Effective Date, the Borrower has conducted its business in the ordinary course consistently with past practice.

        The Agent shall have received on or before such date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:
          Certified copies of (A) the resolutions of the board of directors of the Borrower approving each Restructuring Document and the transactions contemplated hereby and thereby, (B) the Estatutos Sociales of the Borrower, each as in effect on the date the resolutions specified in clause (A) were adopted and the absence of any change or amendment to each such document since such date and (C) all documents evidencing other necessary corporate action and governmental and third party approvals, if any, with respect to each such Restructuring Document and the transactions contemplated hereby and thereby.
          A certificate of the Secretary, an Assistant Secretary or similar officer or representative of the Borrower certifying the names and true signatures of the officers and representatives of such Borrower authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder or thereunder.
          Such financial, business and other information regarding the Borrower as the Agent shall have requested, including, without limitation, audited annual financial statements dated December 31, 2001, and pro forma financial statements for the period beginning on January 1, 2002 and ending on September 30, 2002, in form and substance satisfactory to the Agent.
          A favorable opinion of Morales, Noguera, Valdivieso & Besa, Chilean counsel to the Borrower, in form and substance satisfactory to the Lenders.
          A favorable opinion of Shearman & Sterling, counsel for the Agent in form and substance satisfactory to the Agent.
          A letter from the Process Agent, substantially in the form of Exhibit C hereto, agreeing to act as Process Agent on behalf of the Borrower.
          the Intercreditor Agreement duly executed by the Chilean Lenders and the Madeco Lenders;
          the Chilean Loan Agreement duly executed by each of the banks, financial institutions and other institutional lenders listed on Schedule 3.01(f)(viii) (the "Chilean Lenders");
          the BankBoston Loan Agreement duly executed by the parties thereto;
          the Notes to the order of the Lenders or, upon the request of any Lender, an amendment, attachment or supplement with respect to the Notes issued and outstanding as of the date hereof respectively; and
          Such other approvals, opinions or documents as the Agent may reasonably request.
        The Borrower shall have paid all accrued fees, costs and expenses of the Agent and the Lenders, including, without limitation, the reasonable and documented accrued fees and expenses of counsel to the Agent, the up-front fee referred in Section 2.03(b) above and any stamp, withholding or similar taxes, if applicable, payable in connection with this Agreement, the Existing Loans and the Notes and the transactions contemplated under this Agreement and the Notes.
        The conditions precedent to the effectiveness of each other Restructuring Document shall have been satisfied.
        The proceeds of the Capital Increase, which shall not be less than 49.400.491.450 Pesos, shall have been applied to the repayment in the applicable currency of 30% of the aggregate principal amount of Debt outstanding under the Existing Loan Facilities.
        The Agent shall have received a duly executed copy of the Subordination Agreement signed by the Borrower, Quiñenco and the Madeco Lenders on terms and in form and substance satisfactory to the Madeco Lenders.
        The Agent shall have received a certificate from Banco do Brasil, duly executed by the gerente general of Banco do Brasil stating that the maturity of the principal amount of any credit extended by Banco do Brasil to the Borrower will not occur earlier than July 1, 2003.
        The Agent shall have received a copy of the escritura complementaria to the Chilean Loan Agreement, duly executed by each of the Chilean Lenders and stating that the conditions precedent under the Chilean Loan Agreement have been satisfied.
        The Borrower shall have paid to the Madeco Lenders, all accrued interest as of the Effective Date on the loans as originally made and outstanding under each of the Madeco Loan Agreements.
        The Borrower shall deliver to the bank designated by the Borrower as subscription agent for the Capital Increase (the "Capital Increase Agent"), the funds received by the Borrower as a consequence of such Capital Increase, in an amount equal in Pesos to U.S.$24,000,000, such conversion to be calculated in accordance with the Dolar Observado published on the Effective Date, with irrevocable instructions to the Capital Increase Agent on terms substantially identical to those contained in Schedule 3.01(n).
      Determinations Under Section 3.01

  . For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall have expressly consented to, approved or accepted or be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, provided, however, that such Effective Date could not be a date after March 31, 2003 as stated in Section 3.01, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date. In the event that the conditions precedent set forth in Section 3.01 shall not have been satisfied on or before March 31, 2003, this Agreement and the other Restructuring Documents shall have no effect and the Borrower agrees that its obligations under the Existing Loan Facilities shall continue to be in full force and effect on the terms in effect on the date hereof, without any amendment or modification thereto as if this Agreement had not been executed; provided, however, that in such case, the modifications, amendments or supplements executed by the Borrower and the Lenders, as the case may be, on the date hereof, to extend the maturity date of the Existing Loan Facilities until the Effective Date, shall continue in full force and effect.

  REPRESENTATIONS AND WARRANTIES

      Representations and Warranties

      . The Borrower represents and warrants as follows:

        The Borrower (i) is a sociedad anónima duly organized and validly existing under the laws of Chile and (ii) has all requisite corporate power and authority (including, without limitation, all necessary governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Borrower is duly registered and in good standing as a corporation under the laws of Chile and any other jurisdiction in which it owns or leases property, or in which the conduct of its business requires it to so qualify or be licensed and is in compliance with all of the requirements thereof, including, without limitation the maintenance of agents of service of process as required by Applicable Law, except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect. The shareholders of the Borrower have not taken any steps to authorize or institute the liquidation or dissolution of the Borrower.
        The execution, delivery and performance by the Borrower of each Loan Document, and the consummation of the transactions contemplated hereby does not and will not (i) violate any provision of Applicable Law relating to the Borrower; (ii) contravene the Borrower's Estatutos Sociales, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower or any of its properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower.
        The Borrower has full corporate power and authority to enter into, deliver and perform its obligations under each Loan Document to which it is or will be a party and to consummate each of the transactions contemplated by each such Loan Document, and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each Loan Document; and each Loan Document constitutes, or when executed and delivered will constitute, the Borrower's legal, valid and binding obligation enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally (and to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally).
        All authorizations, and approvals and other actions by, and all notices to and filings with, any governmental authority or regulatory body or any other third party required for the due execution, delivery and performance by the Borrower of any Loan Document have been duly obtained, taken, given or made and are in full force and effect; except for the reporting to the Central Bank of Chile of the terms and conditions of the amendment to the Existing Loans in accordance with the rules set forth under Chapter XIV of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile.
        (i) The Consolidated balance sheet of the Borrower as at December 31, 2001, and the related Consolidated statements of income and cash flows of the Borrower for the fiscal year then ended, accompanied by an opinion of independent public accountants, copies of which have been furnished to each Lender, fairly present, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower for the period ended on such date, all in accordance with generally accepted accounting principles in Chile. Since September 30, 2002, there has been no Material Adverse Change.
        There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could have a Material Adverse Effect, other than the matters described on Schedule 4.01(f) hereto, or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.
        The Borrower has filed, has caused to be filed or has been included in all tax returns (national, departmental, local, municipal and foreign) required to be filed and has paid all taxes, assessments, fees and other charges (including interest and penalties) shown thereon to be due, together with applicable interest and penalties, except as permitted by Section 5.01(b).
        No income, stamp or other taxes (other than taxes on, or measured by, net income or net profits) or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under Applicable Law in Chile, imposed, assessed, levied or collected by Chile or any political subdivision or taxing authority thereof or therein either (i) except with respect to the BankBoston Loans, on or by virtue of the execution of any Loan Document, or (ii) on any payment to be made by the Borrower pursuant to any Loan Document, provided, however, that (i) interest on loans is subject to withholding tax at a rate of (x) 4% to the extent paid to a bank or financial institution domiciled or resident abroad, (y) 35% to the extent paid to any other person or entity domiciled or resident abroad, and (z) 35% on the part of the indebtedness of the Borrower deemed to be "excessive" when such intesrest is paid to"related entities" pursuant to the terms of the Chilean Income Tax Act (Ley de Impuesto a la Renta), and (ii) any other payment made (other than on account of principal) is subject to withholding tax at a rate of up to 35% except if the payment is deemed a "comision mercantil" pursuant to the Commercial Code of Chile, in which case such payment is exempted from withholding tax if all the filing requirements are fulfilled, or the payment is deemed a technical assistance service, in which case it will be subject to a 20% withholding tax.
        The Borrower is subject to Chilean civil and commercial law with respect to its obligations hereunder, and the execution, delivery and performance by the Borrower of its obligations under each Loan Document constitute private and commercial acts (jure gestionis acts) rather than public or governmental acts (jure imperii acts). Neither the Borrower nor its Subsidiaries nor any of their respective properties has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Chile.
        The Borrower's obligations under this Agreement and the Notes (i) do rank and will rank pari passu in priority of payment and in all other respects with all other senior unsecured and unsubordinated Debt of the Borrower and (ii) are enforceable as such against the Borrower's assets in Chile.
        This Agreement and the Notes are in proper legal form under the law of Chile for the enforcement thereof against the Borrower under the law of Chile; and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and the Notes in Chile (except for the official translation into Spanish of this Agreement and the Notes by the Ministry of Foreign Affairs of Chile, if executed in a foreign language), it is not necessary that this Agreement or the Notes or any other document be filed or recorded with any court or other authority in Chile, except as provided in Sections 3.01(c) and 4.01(d), or that any stamp or similar tax shall be paid on or in respect of this Agreement or the Notes, other than with respect to the BankBoston Loans which Stamp Tax has been paid.
        Neither the Borrower nor any of its Subsidiaries is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the U.S. Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order thereunder.
        The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the U.S. Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
        Each Restructuring Document has been duly authorized, executed and delivered by the Borrower, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against the Borrower in accordance with its terms, and there exists no default under any Restructuring Document by the Borrower.
        The Borrower and its Subsidiaries are in compliance with all Applicable Laws and requirements of all governmental authorities (including without limitation with respect to the licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective business, Environmental Laws and laws with respect to social security and pension fund obligations), except where non-compliance would not be reasonably likely to have a Material Adverse Effect.
        All the financial, economic and legal information delivered by or on behalf of the Borrower to the Agent or the Lenders either prior to the execution of this Agreement or after the date hereof, and all the information to be delivered by the Borrower pursuant to this Agreement, was and will be true, accurate and complete in all respects, as of the date on which such information was or will be delivered, and no such information contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements made therein not misleading.
        The terms and conditions contained in the Chilean Loan Agreement are substantially identical to the terms and conditions contained in this Agreement and the BankBoston Loan Agreement, and when taken as a whole are no more favorable to the Chilean Lenders than to the Lenders hereunder and thereunder.

  (r) The proceeds of the BofA Loans have been used by the Borrower to finance its Chilean export operations and no Stamp Tax was or is required to be paid in respect thereof.

  COVENANTS OF THE BORROWER

      Affirmative Covenants

      . So long as any Advance shall remain unpaid, the Borrower will:

        Compliance with Laws, Etc. Comply, and cause each of the Significant Subsidiaries to comply, in all material respects, with all Applicable Laws and requirements of all governmental authorities (including without limitation with respect to the licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective business, Environmental Laws and laws with respect to social security and pension fund obligations), except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
        Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
        Maintenance of Insurance. Maintain, and cause each of the Significant Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same geographic areas in which the Borrower or such Subsidiary operates.
        Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of the Significant Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises required to carry on its business.
        Visitation Rights. At any reasonable time and from time to time upon reasonable prior notice to the Borrower, permit the Agent or any of the Lenders or any agents or representatives thereof, at its own expense, to examine and make abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and upon prior notice to the Borrower to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided, however, that (A) any action taken by the Agent or any Lender to affect such visitation rights shall not cause the violation of any Applicable Law or contractual provision affecting the Borrower, currently in force as of the date on which such visitation takes place; and (B) the Agent or the Lenders shall keep all information received or collected during the exercise of such visitation right as confidential, to the extent set forth in Section 8.08.
        Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower in accordance with Chilean GAAP.
        Maintenance of Properties, Etc. (i) Maintain and preserve, and cause each of the Significant Subsidiaries to maintain and preserve, all of its properties that are necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain and preserve all necessary governmental and third party approvals, licenses and permits material to its business.
        Payment of Obligations. (i) Pay and discharge, and cause each of its Subsidiaries, to pay and discharge, at or before maturity, all their respective material obligations and liabilities unless the failure to pay and discharge or to cause any Subsidiary to pay or discharge such obligations and liabilities shall not (individually or in the aggregate) have a Material Adverse Effect; (ii) perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms and provisions of each Material Contract to be performed or observed by it, except, in any case, where the failure to do so, either individually or in the aggregate, could not have a Material Adverse Effect; (iii) pay and discharge and cause each of the Significant Subsidiaries to pay and discharge any tax liabilities and labor or social security obligations that may result in the creation of any Lien, except (x) where the same may be contested in good faith by appropriate proceedings and appropriate reserves shall have been established for the accrual of any of the same in accordance with Chilean GAAP or (y) if the failure to pay and discharge or to cause any Significant Subsidiary to pay or discharge such obligations and liabilities could not, individually or in the aggregate, have a Material Adverse Effect.
        Reporting Requirements. Furnish to the Agent, with sufficient copies for the Lenders:
          unaudited Financial Statements (A) prepared in English as soon as available and in any event within 5 days after their filing with the SVS, (1) on a Consolidated basis, including notes to the Financial Statements, and (2) on an unconsolidated basis, not including notes to such Financial Statements; and (B) prepared in Spanish as soon as available and in any event within 5 days after their filing with the SVS, (1) on a Consolidated basis, including notes to the Financial Statements, and (2) on an unconsolidated basis, including notes to the Financial Statements; setting forth in all such Financial Statements in comparative form the corresponding figures for the corresponding date or period of the immediately preceding fiscal year, all in reasonable detail and shall be duly certified (subject to year-end audit adjustments) by the gerente general of the Borrower as having been prepared in accordance with Chilean GAAP, together with (i) a Compliance Certificate and (ii) if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto;
          audited Financial Statements (A) prepared in English as soon as available and in any event within 5 days after their filing with the SVS, (1) on a Consolidated basis, including notes to the Financial Statements, and (2) on an unconsolidated basis, not including notes to such Financial Statements; and (B) prepared in Spanish as soon as available and in any event within 5 days after their filing with the SVS, (1) on a Consolidated basis, including notes to the Financial Statements, and (2) on an unconsolidated basis, including notes to the Financial Statements; setting forth in all such Financial Statements in comparative form the corresponding figures for the corresponding date or period of the immediately preceding fiscal year, all in reasonable detail and shall be accompanied by an opinion of an independent public accountant of recognized standing registered in the special registry of the SVS, together with (x) a certificate of such accounting firm to the Agent stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with Chilean GAAP, consistently applied, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm a Default has occurred and is continuing, a statement as to the nature thereof, (y) the Compliance Certificate and (z) if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto;
          as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the gerente general of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
          promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders and copies of all reports and registration statements that the Borrower or any Subsidiary files with the U.S. Securities and Exchange Commission, any national securities exchange or any comparable Chilean regulatory or governmental authority;
          promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f);
          promptly after the occurrence of a Change of Control, and in any event contemporaneously with any notification made to any Chilean or governmental authority in respect thereof, a statement of the chief executive officer of the Borrower giving notice of the occurrence of a Change of Control and setting forth details of such Change of Control; and
          such other information respecting the condition or operations, financial, legal or otherwise of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request; provided, however, that (A) the delivery of such information shall not violate any provision of any other contract executed by the Borrower, and (B) the Agent and the Lenders shall maintain confidentiality of such information if the Borrower indicates in writing that such information is Confidential Information to the extent set forth in Section 8.08.
        Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.
        FECU Information. Report in the Borrower's FECU and in its annual report, the mandatory prepayment provision set forth in Section 2.08(b) thereof.
        Use of Proceeds from Revenues and Sales of Assets. Apply the proceeds generated in the ordinary course of business, the issuance of new Debt and the proceeds of the sale of certain of its assets, after deducting therefrom amounts sufficient to (x) operate its business, (y) make investments in the ordinary course of business and (z) pay its financial Debt, including the obligations hereunder, to the voluntary prepayment of the financial obligations of the Borrower owing to third parties not related to the Borrower (other than Banco de Chile) in order to minimize breakage costs associated with prepayments and maintain a reasonable balance with respect to the different groups of creditors of the Borrower.
      Negative Covenants

      . So long as any Advance shall remain unpaid, the Borrower will not:

        Liens, Etc. Create or suffer to exist, or permit any of the Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, other than:
          Permitted Liens,
          purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition or construction or improvement of such property or equipment; provided, however, that such purchase money Liens shall be created at the time the purchase is made or within 90 days thereafter, and the Liens existing on the date hereof.
        Mergers, Etc. Merge or consolidate with or into any Person or effect a división or permit any of the Significant Subsidiaries to do so, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except that in connection with any merger, consolidation or división: (A) the Agent shall have received notice of such merger, consolidation or división; (B) immediately after giving effect to such merger, consolidation or división, no condition or event shall exist which constitutes a Default or Event of Default; (C) the surviving entities shall be in the same line and scope of business and shall have the same Essential Assets, operations and risk profile as the Borrower or the relevant Significant Subsidiary prior to such merger, consolidation or división; (D) in the case of any merger or consolidation, the surviving entity shall assume all the obligations of the Borrower or the relevant Significant Subsidiary under this Agreement and (E) in the case of any división, the new entity created as a result of such división and the Borrower or the relevant Significant Subsidiary, as the case may be, shall be jointly and severally liable under this Agreement.
        Sales, etc. of Assets. Sell, lease, transfer or otherwise dispose of any Essential Assets or grant any option or other right to purchase, lease or otherwise acquire any Essential Assets to any Person other than any of its Subsidiaries (each such transaction being a "Disposition"), except (i) Dispositions of worn-out or obsolete Essential Assets which in the sole opinion of the Borrower's management are not necessary for the Borrower's operations, so long as such assets are replaced within 90 days with similar assets, and (ii) Dispositions of Essential Assets for fair value in an aggregate U.S. Dollar amount not to exceed 20% of Total Consolidated Assets in any year.
        Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold any Investment in any Person except:

        (i) loans to Subsidiaries of the Borrower in an aggregate amount not to exceed U.S.$3,500,000 (or its Currency Equivalent);

        (ii) Investments in an aggregate amount not to exceed U.S.$1,000,000 (or its Currency Equivalent); and

        (iii) Investments described in Schedule 5.02(d) hereto.

        Change in Nature of Business. Make nor permit any of the Significant Subsidiaries to make any change in the nature of its principal line of business as carried on as of the date hereof, including but not limited to, the production and distribution of wires and cables, brass mills and aluminum profiles for the telecommunications, energy and mining sectors and other businesses related thereto.
        Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its equity interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of asset, equity interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any equity interest at any time (i) prior to the fourth anniversary of the Effective Date, (ii) that a Default or Event of Default shall have occurred and be continuing or (iii) that the Net Consolidated Financial Debt to Consolidated EBITDA Ratio is less than or equal to 4.0:1.0.
        Guaranties. Enter into or permit any of its Subsidiaries to enter into any obligation or arrangement to guarantee or intended to guarantee any obligations of any other Person including but not limited to, the granting of avales, fianzas or codeudas solidarias; provided, however, that this restriction shall not apply to the guarantees granted by a Subsidiary of the Borrower to guarantee obligations of its own Subsidiaries or of the Borrower's other Subsidiaries.
        Modifications. (i) Make or permit any of its Subsidiaries to modify or permit the modification of any provision related to any Debt, including but not limited to, the amendment of any sale contract, contract for the issuance of bonds, credit agreement or guaranty related to such Debt, unless such modification reflects current market terms; (ii) or make or permit any of its Subsidiaries to modify or permit the modification of any provision of the estatutos sociales of the Borrower or such Subsidiary that may alter the obligations of the Borrower or the rights of the Lenders under this Agreement; (iii) make or permit to modify or change in any manner the terms and conditions of the loan made by Banco do Brasil to the Borrower; (iv) make or permit the modification of any provision of the Chilean Loan Agreement without the prior approval of the Madeco Lenders, if as a consequence of such modifications the Borrower shall grant more favorable terms to the lenders party to the Chilean Loan Agreement than the terms granted hereunder; or (v) revoke or permit the revocation of, modify or change the irrevocable instructions set forth in Schedule 3.01(n) without the prior written consent of the Lenders.
      Financial Covenants

      . So long as any Advance shall remain unpaid, the Borrower will:

        Net Financial Debt to Adjusted Equity. Maintain, as of the last day of each fiscal quarter of the Borrower, a Financial Debt to Equity Ratio not greater than to 1.8:1.0.
        Net Consolidated Financial Debt to Adjusted Consolidated Equity. Maintain, as of the last day of each fiscal quarter of the Borrower, a Net Consolidated Financial Debt to Adjusted Consolidated Equity Ratio not greater than to 1.8:1.0.
        Minimum Adjusted Equity. Maintain, as of December 31st of each year prior to June 30, 2005, and as of the last day of each fiscal quarter of the Borrower ending on and after June 30, 2005, Adjusted Equity not less than the equivalent in Chilean Pesos of 7.000.000 Unidades de Fomento, based on the value that the Unidad de Fomento shall have on the date such amount is calculated.
        Liquidity. Maintain, as of the last day of each fiscal quarter of the Borrower, a ratio of Current Assets to Current Liabilities on an unconsolidated and Consolidated basis greater than or equal to 1.0:1.0.
        Consolidated EBITDA to Consolidated Interest Expense. Maintain, (i) as of the date of the Consolidated FECU of December 31, 2005 through the date of the Consolidated FECU of September 30, 2006 (inclusive of both such dates), a Consolidated EBITDA to Consolidated Interest Expense Ratio greater than or equal to 1.5:1.0; (ii) as of the date of the Consolidated FECU of December 31, 2006 through the Consolidated FECU of September 30, 2007 (inclusive of both such dates), a Consolidated EBITDA to Consolidated Interest Expense Ratio greater than or equal to 1.75:1.0; and (iii) as of date of the Consolidated FECU of December 31, 2007 through the Consolidated FECU of September 30, 2009 Inclusive of both such dates), a Consolidated EBITDA to Consolidated Interest Expense Ratio greater than or equal to 2.0:1.0.
        Net Consolidated Financial Debt to Consolidated EBITDA. Maintain, (i) as of the date of the Consolidated FECU of December 31, 2005 through the Consolidated FECU of September 30, 2006 (inclusive of both such dates), a Net Consolidated Financial Debt to Consolidated EBITDA Ratio less than or equal to 8.0:1.0; (ii) as of the date of the Consolidated FECU of December 31, 2006 through the Consolidated FECU of September 30, 2007 (inclusive of both such dates), a Net Consolidated Financial Debt to Consolidated EBITDA Ratio less than or equal to 7.0:1.0; and (iii) as of the date of the Consolidated FECU of December 31, 2007 through the Consolidated FECU of September 30, 2009 (inclusive of both such dates), a Net Consolidated Financial Debt to Consolidated EBITDA Ratio less than or equal to 6.0:1.0.

  EVENTS OF DEFAULT

      Events of Default

      . If any of the following events ("Events of Default") shall occur and be continuing:

        The Borrower shall fail to pay any principal of any Advance or any interest on any Advance or any other payment of fees or other amounts payable under this Agreement or any Note when the same becomes due and payable; or
        Any representation or warranty made by the Borrower under any Loan Document or by the Borrower (or any of its officers) in any certificate, Financial Statement or other document delivered in connection with any Loan Document shall prove to have been incorrect in any material respect when made or when deemed to be made; or
        (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.02 or 5.03 or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01 or any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, if such failure shall remain unremedied for 7 Business Days after written notice thereof shall have been given to the Borrower by the Agent;
        Alusa S.A. or Indalum S.A., Subsidiaries of the Borrower, shall fail to observe and perform the covenants set forth in Section 5.01 (a), (b), (c), (d), (g) or (h), if such failure shall remain unremedied for 7 Business Days after written notice thereof shall have been given to the Borrower by the Agent; or
        The Borrower shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least U.S.$ 1,000,000 (or its Currency Equivalent) in the aggregate (but excluding Debt outstanding hereunder) or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least U.S.$ 3,500,000 (or its Currency Equivalent) in the aggregate, in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or permit the holder thereof to cause such Debt to mature; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that an "Event of Default" referred to in this clause (e) shall only be considered an "Event of Default" (i) with respect to Alusa S.A. and/or Indalum S.A., if such "Event of Default" has occurred and is continuing, or occurs after the third anniversary of the Effective Date; and (ii) with respect to Indeco S.A. and/or Ficap S.A. if due to the occurrence of such "Event of Default" the creditors of any such Debt have demanded in writing (x) the acceleration of such Debt, and (y) the payment of the total amount owed under such Debt and declaring such Debt to be due and payable; or
        The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (f); provided, however, that an "Event of Default" referred to in this clause (f) shall only be considered an "Event of Default" with respect to Alusa S.A. and/or Indalum S.A. if such "Event of Default" has occurred and is continuing, or occurs after the third anniversary of the Effective Date, unless any of the following events shall occur with respect to either of Alusa S.A. or Indalum S.A.: (i) a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by either of them seeking to adjudicate their respective bankruptcy or insolvency; (iii) any proceeding shall be instituted against either of them seeking to adjudicate their respective bankruptcy and only if it is declared by a competent court; or (iv) a preventive creditors agreement (convenio judicial preventivo) is approved, provided that such agreement would have a Material Adverse Effect, or a court declares the bankruptcy of either of them without request of party (de oficio) in case the preventive creditors agreement is not approved; or
        The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding under the Chilean Loan Agreement or the BankBoston Loan Agreement, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or permit the holder thereof to cause such Debt to mature; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
        Any final non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; or
        Any final judgment or order for the payment of money in excess of U.S.$3,000,000 (or its Currency Equivalent) shall be rendered against the Borrower or any Significant Subsidiary and payment on such judgment shall not have been made and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that an "Event of Default" referred to in this clause (i) shall only be considered an "Event of Default" with respect to Alusa S.A. and/or Indalum S.A. if such "Event of Default" has occurred and is continuing, or occurs after the third anniversary of the Effective Date; or
        The obligations of the Borrower under this Agreement or any other Loan Document shall fail to rank at least pari passu with all other senior unsecured and unsubordinated Debt of the Borrower; or
        Any material provision of any Loan Document shall cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so assert or state in writing, or the obligations the Borrower under any Loan Document to which it is a party shall in any way become illegal; or
        (i) Any governmental authority or other Person purporting to be, or acting as, any governmental authority shall have taken, authorized or ratified any action or series of actions for the appropriation, requisition, confiscation, expropriation or nationalization (by intervention, condemnation or other form of taking), whether with or without compensation, of (A) any material portion of the equity ownership of the Borrower or any of the Significant Subsidiaries or (B) all or any substantial part of the property or other assets of the Borrower or any of the Significant Subsidiaries, or (ii) any governmental authority under color of legal authority or otherwise shall have taken and hold possession of any substantial part of the Borrower's or any of the Significant Subsidiaries' property, or shall have taken any other action which could have a Material Adverse Effect, or (iii) Chile shall have imposed additional exchange, transfer or other monetary controls which could reasonably be expected to have a Material Adverse Effect; or
        The Borrower shall cease to be registered in the registry of the SVS; or
        The Borrower shall cease to own directly or indirectly at least 51% of the Voting Stock of any of Indalum S.A., Indeco S.A. and Ficap S.A.;

  then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders (or in case of an Event of Default pursuant to clause (a), (f), (j), (k) or (l) above, the request or consent of any Lender), by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders (or in case of an Event of Default pursuant to clause (a), (f), (j), (k) or (l) above, the request or consent of any Lender), by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under clause (f) above, (A) the obligation of the Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

  THE AGENT

      Authorization and Action

      . Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders, and such instructions shall be binding upon the Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or Applicable Law. The Agent agrees to give the Lenders prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

      Agent's Reliance, Etc.

      Neither the Agent, nor any Affiliate thereof, nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as Assignor (as defined in such Assignment and Acceptance), and an Eligible Assignee, as Assignee (as defined in such Assignment and Acceptance), as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to the Lenders and shall not be responsible to the Lenders for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to the Lenders for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

      Agent as Lender

      . With respect to the Advance made by it and the Note issued to it, BankBoston, N.A., Nassau Branch shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include BankBoston, N.A., Nassau Branch in its individual capacity. BankBoston, N.A., Nassau Branch and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries or Affiliates and any Person who may do business with or own securities of the Borrower or any such Subsidiary or Affiliate, all as if BankBoston, N.A., Nassau Branch were not the Agent and without any duty to account therefor to the Lenders.

      Lender Credit Decision

      . Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Affiliate therefor or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Affiliate thereof or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

      Indemnification

      . The Lenders agree to indemnify the Agent and each of its Affiliates and their officers, directors, employees, agents and advisors (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, any of its Affiliates, their officers, directors, employees, agents or advisors, in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent, any of its Affiliates, their officers, directors, employees, agents or advisors under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent, any of its Affiliates, their officers, directors, employees, agents or advisors. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any reasonable and documented out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

      Successor Agent

  . The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least U.S.$50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

  MISCELLANEOUS

      Amendments, Etc.

      No amendment or waiver of any provision of any Loan Document or of the Intercreditor Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any other amounts payable hereunder, (e) change the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) amend Section 5.02(h), or (g) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

      Notices, Etc.

      All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) in the English language and mailed, telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address at Madeco S.A., Ureta Cox 930 San Miguel, Santiago, Chile, Attention: Juan Antonio Nuñez; if to any Initial Lender at its Lending Office specified opposite its name on Schedule II hereto; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 100 Federal Street, Boston, Massachusetts, 02110, U.S.A., Attention: Jorge Garcia, with copy to BankBoston, N.A., calle Enrique Foster Sur 20, piso 5, Santiago, Chile, Attention: Carlos Nuñez, Telephone: (562) 686-0326, Fax: (562) 686-0770; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, be effective upon receipt and, when telegraphed, telecopied or telexed, be effective when delivered to the telegraph company or confirmed by telecopier confirmation or telex answerback, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

      No Waiver; Remedies

      . No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      Costs and Expenses

      .   The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent and each such Lender as to their respective rights and responsibilities under this Agreement, provided, however, that to the extent that the Borrower has previously agreed to pay such fees and expenses and has received a statement of such costs and expenses two Business Days prior to the Effective Date, the Borrower agrees to pay such costs and expenses on the Effective Date. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

        The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower also agrees not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
        If any payment of principal of any Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.08 or 2.10, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by the such Lender (with a copy of such demand to the Agent), pay on the next succeeding Business Day to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance and the amount calculated in accordance with Section 2, subsections 5(a) and (b) of the Chilean Loan Agreement.
        Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.09, 2.10, 2.12 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
      Right of Set-off

      . Upon the occurrence and during the continuance of any Default or Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

      Binding Effect

      . This Agreement shall become effective only upon satisfaction of the conditions precedent set forth in Section 3.01 and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

      Assignments and Participations

      .   Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of, the Advances owing to it and the Note held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Advances of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than U.S.$1,000,000 or an integral multiple of U.S.$500,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of U.S.$3,000, (v) if such assignment would cause an increase in the amount of Taxes that the Borrower shall be required to pay as a consequence of the payment of the Advances, such assignment shall require the prior approval of the Borrower, and (vi) so long as a Default has not occurred and is continuing, the assigning Lender has notified the Borrower by telephone confirmed promptly in writing of its proposed assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

        By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
        The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Advances owing to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
        Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Except in the case of the initial assignment by each Initial Lender of a portion of its rights and obligations under this Agreement and the Notes held by it (each such partial assignment being an "Initial Partial Assignment"), each Note subject to assignment shall be endorsed by the assigning Lender to the order of the assignee Lender. In the case of an Initial Partial Assignment, provided that no Taxes or Other Taxes (other than any Stamp Taxes that may be applicable under the laws of Chile with respect to the issuance of such Note) will be assessed solely as a result of the Borrower's issuance of the Notes referred to in this sentence, within five Business Days after its receipt of such notice referred to in clause (iii) above, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note new Notes to the order of such Eligible Assignee in an aggregate principal amount equal to the aggregate outstanding amount of the Note assumed by it pursuant to such Assignment and Acceptance and, to the extent applicable, one or more new Notes to the order of the assigning Lender in an aggregate principal amount equal to the aggregate outstanding amount of the Note retained by it hereunder. Each such new Note or Notes shall be in an aggregate principal amount equal to U.S.$500,000 and, in the case of any excess that is less than U.S.$500,000, in an aggregate principal amount equal to the remaining aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-3 hereto.
        Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Advances owing to it and the Note held by it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder, in each case to the extent subject to such participation.
        Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender to the extent set forth in Section 8.08.
        Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the U.S. Federal Reserve System.
      Confidentiality

      . Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, and in each case only if the recipient has agreed to maintain such confidentiality for the benefit of the Borrower as provided in this Section 8.08, (b) as required by any Applicable Law or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

      Conflict

      . In the event of any conflict between any of the provisions of this Agreement and any of the other Loan Documents, including, without limitation, the Notes, the provisions of this Agreement shall govern and control.

      Execution in Counterparts

      . This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

      Judgment Currency

      .   If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Notes in U.S. dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent or each Lender, as the case may be, could purchase U.S. dollars with such other currency at New York City on the Business Day preceding that on which final, nonappealable judgment is given.

        The obligations of the Borrower in respect of any sum due to the Agent or any of the Lenders hereunder or under the Notes shall, notwithstanding any judgment in a currency other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in such other currency, the Agent or such Lender, as the case may be, may, in accordance with normal, reasonable banking procedures, purchase U.S. dollars with such other currency. If the amount of U.S. dollars so purchased is less than the sum originally due to the Agent or such Lender in U.S. dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss.
      Consent to Jurisdiction

      .   The Borrower hereby irrevocably submits, for itself and its property, to the nonexclusive jurisdiction of any New York State or federal court of the United States of America sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement or the Notes, or for the recognition of enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        The Borrower hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 111 Eighth Avenue, 13th floor, New York, New York 10011, United States, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent's above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 8.02. The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to continue to act as such.
        The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any New York State or federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
        To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Notes and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (d) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.
        Nothing in this Section 8.12 shall affect the right of any Lender or the Agent to serve legal process in any other manner permitted by law or affect the right of any Lender or the Agent to bring any action or proceeding against the Borrower or its property in the courts or other jurisdictions including, without limitation, the courts sitting in the Comuna of Santiago, Chile.
      Waiver of Jury Trial

      . Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration performance or enforcement thereof.

      Severability

      . Any provision of this Agreement which may be determined by competent authority to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of any such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof, and such invalidity or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      GOVERNING LAW

. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT IN BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

MADECO S.A.,

as Borrower

By

       Name:

       Title:

BANK OF AMERICA, N.A.,

as Lender

By

       Name:

       Title:

BANKBOSTON, N.A., NASSAU BRANCH,*

as Lender

By

       Name:

       Title:

BANKBOSTON, N.A., NASSAU BRANCH*,

as Agent

By

       Name:

       Title:

SCHEDULE I

LIST OF PROMISSORY NOTES AS AMENDED FROM TIME TO TIME

THROUGH THE DATE OF THIS AGREEMENT

	Date of the Promissory Note	Initial Lender	Borrower	Amount (Principal in US$)
1	April 16, 2001	Bank of America, N.A.	Madeco S.A.	1,000,000
2	April 16, 2001	Bank of America, N.A.	Madeco S.A.	1,000,000
3	April 16, 2001	Bank of America, N.A.	Madeco S.A.	1,000,000
4	April 16, 2001	Bank of America, N.A.	Madeco S.A.	1,000,000
5	April 16, 2001	Bank of America, N.A.	Madeco S.A.	1,000,000
6	April 16, 2001	Bank of America, N.A.	Madeco S.A.	1,000,000
7	June 11, 2002	BankBoston, N.A., Nassau Branch	Madeco S.A.	3,750,000
8	June 20, 2002	BankBoston, N.A., Nassau Branch	Madeco S.A.	3,412,429.24

SCHEDULE II

LENDING OFFICES

Name of Initial Lender	Lending Office
BankBoston N.A., Nassau Branch

BANKBOSTON, N.A., NASSAU BRANCH

100 Federal Street

Boston, Massachusetts, 02110

Attention: Jorge Garcia

With copy to:

BankBoston, N.A.

Enrique Foster Sur 20, Piso 5

Santiago, Chile

Attention: Carlos Nuñez

Telephone: 562-686-0326

Fax: 562-686-0770

Bank of America, N.A.	BANK OF AMERICA, N.A. 1850 Gateway Blvd., 5th floor Concord, CA 94520 Attn: Lonnie Kui Telephone: 925-675-8026 Telecopy: 925-675-8051

SCHEDULE III

EXISTING LOAN FACILITIES

BANK	DEBTOR	U$ DEBT	UF DEBT	Ch$ DEBT
Corpbanca	Madeco S.A.	7,700,000	76.126,2211
Citibank	Madeco S.A.	12,000,000
Banco Santander	Madeco S.A.	14,350,000
Boston Nassau	Madeco S.A.	7,162,429.24
Boston Nassau	Madeco Cayman	7,500,000
Boston N.A.	Madeco S.A.	5,050,000
Dresdner	Madeco S.A.	2,704,553.02
BCI	Madeco S.A.	15,100,000	31.910,3313	783.256.098
Scotiabank	Madeco S.A.	7,000,000
Bank of America	Madeco S.A.	6,000,000
BICE	Madeco S.A.	7,000,000
Banco del Desarrollo	Madeco S.A.	7,000,000
Banco Estado	Madeco S.A.	10,000,000
Banco de Chile	Madeco S.A.	5,000,000		1.757.960.108
Banco Security	Madeco S.A.		38.843,4563

SCHEDULE IV

PERMITTED LIENS

The Borrower and/or any of its Subsidiaries shall grant one or more Liens to guarantee in an aggregate total amount not to exceed U.S.$10,000,000 (or the equivalent amount in Pesos in accordance with the Dolar Observado or its Currency Equivalent) any obligations of Optel Limitada.

SCHEDULE 3.01(f)(viii)
CHILEAN LENDERS

  Citibank, N.A., Agencia en Chile
  Scotiabank Sud Americano
  Banco de Chile
  Dresdner Bank Lateinamerika
  Banco del Estado de Chile
  Banco de Crédito e Inversiones
  Corpbanca
  Banco Bice
  Banco Santander-Chile
  Bankboston, N.A., Sucursal en Chile
  Banco Security
  Banco del Desarrollo

SCHEDULE 3.01(n)

IREVOCABLE INSTRUCTIONS

MANDATO ESPECIAL E IRREVOCABLE	SPECIAL AND IRREVOCABLE POWER OF ATTORNEY

En Santiago de Chile, a ___ de ____ de ____, entre MADECO S.A., debidamente representada por don [__________], cedula nacional de identidad N [__________] y don [_________], cedula nacional de identidad N [___________], todos domiciliados para estos efectos en calle Ureta Cox N 930, comuna de San Miguel, Region Metropolitana (el Mandante o Madeco indistintamente); y BANCO DE CHILE, debidamente representado por don [__________], cedula nacional de identidad N [__________] y don [_________], cedula nacional de identidad N [___________], todos domiciliados para estos efectos en calle [_____________] (el Mandatario o el Banco indistintamente), se ha convenido el siguiente contrato de mandato especial irrevocable (el "Mandato") para la administracion de los Fondos, segun este termino se define mas adelante en este Mandato, y en lo no previsto por el, por las disposiciones legales que le sean aplicables:

In Santiago, Chile, as of [___] [___], [___], among MADECO S.A., duly represented by Mr. [___], national identity number [___] and Mr [___], national identity number [____], all of them domiciled for the purposes of this agreement at Ureta Cox N° 930, Municipality of San Miguel, Metropolitana Region (hereinafter indistinctly the "Principal" or "Madeco"); and BANCO DE CHILE, duly represented by Mr. [___] national identity number [___] and Mr. [____] national identity number [___], all of them domiciled for the purposes of this agreement at [____] (hereinafter indistinctly the "Agent" or the "Bank"), herein have agreed upon the following special and irrevocable power of attorney (hereinafter the "Agreement") for the management of the Funds, as it is defined in this Agreement, and on what it is not established in the provisions of this Agreement shall be regulated pursuant the applicable law:

I. ANTECEDENTES.	I. PRELIMINARY STATEMENTS.

  En Junta Extraordinaria de Accionistas de Madeco celebrada con fecha 14 de Noviembre de 2002 se acordo aumentar el capital en $ [___] (el Aumento de Capital). Asimismo, se acordo que, una vez vencido el periodo de opcion preferente y con cargo al remanente del Aumento de Capital, las acciones que se emitan con motivo del mismo podrian pagarse mediante la capitalizacion o aporte total o parcial de los bonos emitidos por Madeco, lo cual implicara conceder a sus tenedores una opcion de rescate voluntario o prepago, en los terminos del Articulo 130 de la Ley N 18.045, sobre Mercado de Valores (la Capitalizacion de Bonos).

  In the Special Shareholders Meeting of Madeco, celebrated as of November 14th, 2002 it was agreed to increase the capital in the amount of $[___] (the "Capital Increase"). It was also agreed that, after the period to exercise the shareholder's preemptive rights, the remaining shares of the Capital Increase could be paid, totally or partially, by the conversion of the bonds issued by Madeco, which would imply granting to the bondholders the right the option to a voluntary redemption or prepayment, under the terms set forth in Article 130 of Law N° 18.045 about "Capital Market" ("Conversion of Bonds").

  Por escritura pública de fecha [__] de Diciembre de 2002, otorgada en la Notaría de Santiago de don [_____________], bajo el Repertorio número [____], Madeco y sus bancos acreedores chilenos (los "Acreedores Locales") convinieron la modificación y reprogramación de sus créditos (el "Contrato de Reprogramación Local").

  By public deed dated as of December [__], 2002, granted before the Notary Public [___], under the Repertory N° [___], Madeco and the Chilean banks ("Local Lenders") entered into an agreement in order to modify and reschedule the existing loans granted by the Local Lenders (the "Local Amended and Restated Agreement").

  Mediante instrumento privado de fecha [__] de Diciembre de 2002, suscrito fuera de Chile y sujeto a las leyes de Nueva York, Madeco, Bank of America N.A. ("Bofa") y BankBoston, N.A., Nassau Branch ("BankBoston Nassau") convinieron la modificación y reprogramación de sus créditos (el "Contrato de Reprogramación Bofa").

  By the agreement dated as of December [____], 2002, governed by the laws of the state of New York, Madeco, Bank of America N.A. ("Bofa"), and BankBoston, N.A., Nassau Branch ("BankBoston Nassau"), agreed upon the modification and reschedule of the existing loans granted by Bofa and Bank Boston Nassau (the "Bofa Amended and Restated Agreement").

  Mediante instrumento privado de fecha [__] de Diciembre de 2002, suscrito fuera de Chile y sujeto a las leyes de Nueva York, el Deudor, actuando a través de su sucursal en las Islas Caimán, y BankBoston Nassau Branch ("BankBoston Nassau") y, conjuntamente con los Acreedores Locales y el Bofa, los "Acreedores"), convinieron la modificación y reprogramación de sus créditos (el "Contrato de Reprogramación BankBoston" y, conjuntamente con el Contrato de Reprogramación Bofa y el Contrato de Reprogramación Local, los "Contratos de Reprogramación").

  By the agreement dated as of December [____], 2002, governed by the laws of the State of New York, the Borrower, represented by its Cayman Islands Branch, and BankBoston Nassau (and collectively with the Local Lenders and Bofa the "Lenders"), agreed upon the modification and reschedule of the existing loans granted by BankBoston Nassau ("BankBoston Amended and Restated Agreement", and collectively with the Local Amended and Restated Agreement and the Bofa Amended and Restated Agreement, the "Amended and Restated Agreements").

  En virtud de los Contratos de Reprogramación, Madeco se obligó a entregar a una entidad bancaria, en la Fecha de Cumplimiento de las Condiciones, según este término se define en el Contrato de Reprogramación Local, con cargo a los fondos provenientes del Aumento de Capital, el equivalente en pesos a 24 millones de Dólares según el valor del "Dólar Observado" publicado en la Fecha de Cumplimiento de las Condiciones, con el objeto que más adelante se indica.

  According to the Amended and Restated Agreements, Madeco is obligated to take from the Capital Increase and deliver to a financial entity on the Effective Date, as defined in the Local Amendment and Restatement Agreement, the amount equivalent in Pesos to U.S.$24,000,000 pursuant to the value of the "Dolar Observado" published on the Effective Date, in order to fulfill the objectives mentioned further on.

II. ENTREGA DE LOS FONDOS.	II. DELIVERY OF THE FUNDS.

1. Para los efectos de dar cumplimiento a este Mandato, el Mandante hace entrega en este acto al Mandatario, en los términos del Artículo 241 del Código de Comercio , de la cantidad de [___________] pesos, equivalente al día de hoy a US$24.000.000 (veinticuatro millones de dólares de los Estados Unidos de América), según el valor del "Dólar Observado" publicado con esta fecha en el Diario Oficial (en adelante los "Fondos"). Lo anterior, mediante el depósito de los Fondos, en una cuenta especialmente abierta al efecto, en [____] y a nombre de [_____], lo que consta en el comprobante que se protocoliza con esta misma fecha en la Notaría de Santiago de don [____________], bajo el Repertorio número [___], con el objeto que el Mandatario administre los Fondos hasta el cabal y completo cumplimiento de este Mandato. Las partes dejan expresamente establecido que la ejecución del Mandato interesa al Banco, por formar parte éste de los denominados Acreedores.

  Madeco hereby gives to the Bank, under the terms of Article 241 of the Commercial Code, the amount of [___] Pesos equivalent on the date hereof to US$24,000,000 (twenty four million dollars of the Unites States of America) pursuant to the value of the "Dolar Observado" published in the "Official Gazette" on the date hereof (hereinafter the "Funds"). The delivery of the funds is performed by its deposit at [___] under the name [___] which is certified by the bank certificate that is registered with the Notary Public Mr. [___] under the Repertory number [___] on the date hereof. The Bank shall manage the Funds complying with all the provisions and instructions contained herein. Considering that the Bank is one of the Lenders, the parties hereto hereby acknowledge that the Bank is specially interested in the fulfillment of this Agreement.

2. El Mandatario declara recibir en este acto los Fondos en calidad de depositario de los mismos sujeto a las instrucciones señaladas en los párrafos siguientes.	The Bank hereby acknowledges that it has received the Funds as a depositary and that it is subject to the instructions established herein.

3. El Mandante deja expresa constancia que los Fondos entregados al Mandatario provienen de fondos ingresados en dinero efectivo a su caja social con motivo del Aumento de Capital.	Madeco declares that the Funds given to the Bank come from the amount obtained through the Capital Increase.

III. MANDATO.	III. POWER OF ATTORNEY

Por el presente instrumento, el Mandante confiere mandato especial e irrevocable en los términos del Artículo 241 del Código de Comercio al Banco, para que éste administre los Fondos hasta el cabal y completo cumplimiento del Mandato y los destine a los fines que se indican más adelante y para que informe a los Acreedores, a requerimiento de cualquiera de estos el destino definitivo de los Fondos, conforme lo señalado en el Párrafo IV siguiente. En el ejercicio de las facultades de administración que confiere el presente Mandato, el Mandatario estará facultado para invertir los Fondos única y exclusivamente en instrumentos de renta fija.

Madeco hereby gives, under the terms of Article 241 of the Commercial Code, special and irrevocable power of attorney to the Bank in order to that it manages the Funds and sets aside them for the objectives indicated further on, and informs the Lenders the final destination of the Funds, all that in accordance to Paragraph IV. The Bank is given the authority to exclusively invest the Funds in fixed rate securities.

En todo caso los Fondos deberán siempre encontrarse líquidos y ser de libre disponibilidad en las fechas en que los mismos deban destinarse a los pagos y prepagos descritos en el Párrafo IV siguiente.	In any case, the Funds shall always be available and in cash on the dates that the payments or prepayments described in Paragraph IV have to be made.

En este acto, el Banco debidamente representado en la forma indicada en la comparecencia, acepta el presente Mandato.	The Bank, duly represented, hereby accepts the power of attorney contained in this Agreement.

Las  partes  declaran conocer y aceptar que la  ejecución  y cumplimiento  del  presente Mandato es  de  interés  de  los Acreedores,  de manera tal que el presente Mandato no podrá ser ni modificado ni terminado por Mandante sin el  consentimiento previo y por escrito de todos y cada  uno de  los Acreedores,  lo cual el Mandatario acepta por este acto expresa y formalmente.

The parties hereto hereby acknowledge that the Lenders are specially interested in the fulfillment of this Agreement, thus the Agreement shall not be modified or terminated by Madeco without the prior consent of all the Lenders, which is hereby acknowledged by the Bank.

IV. DESTINO DE LOS FONDOS.	IV. DESTINATION OF THE FUNDS.

El Mandatario deberá destinar aquella parte de los Fondos que, con motivo de la Capitalización de Bonos, el Mandante le acredite debe ir a prepagar a los tenedores de bonos.	In case of Conversion of Bonds, the Bank shall set aside a portion of the Funds to prepay those bondholders indicated by Madeco.

  No obstante lo anterior, en el evento que no se lleve a cabo la Capitalización de Bonos o en caso que ésta sea parcial, el Mandatario destinará el remanente de los Fondos, en el orden que, a continuación se indica, únicamente a los siguientes fines:

Notwithstanding number 1 above, in case of Conversion of Bonds the Bank shall distribute the remaining portion of the Funds according to the following order and objectives:

    El 50% del citado remanente lo destinará al prepago de la primera cuota de amortización de los préstamos reprogramados en virtud de los Contratos de Reprogramación y, de quedar todavía un saldo del remanente de este 50%, lo destinará, proporcionalmente, al prepago de la última cuota de amortización de dichos préstamos.

    The 50% of the remaining portion of the Funds shall be used to prepay the first amortization installment of the loans rescheduled under the Amended and Restated Agreements; and if there is still a remaining portion, it shall be used to ratably prepay the last amortization installment of said loans.

    El 50% restante del remanente de los Fondos continuará siendo administrado por el Mandatario de conformidad con el presente Mandato, por cuenta y a nombre del Mandante, con el objeto de destinar dicha cantidad al pago, en Mayo del año 2004, de la serie C de los bonos emitidos por Madeco S.A.

    The other 50% of the remaining portion of the Funds shall continue to be managed by the Bank pursuant to the provisions of this Agreement. The Bank, on behalf of Madeco, shall use such amount to pay the Class C bonds in May, 2004.

3. Si al día 30 de Abril de 2003 el Mandante aún no le ha indicado al Mandatario el monto exacto de los Fondos que, en definitiva se destinará a la Capitalización de Bonos, el Mandatario deberá proceder, de todas formas en dicha fecha, a efectuar las operaciones descritas en la letra a del número precedente. En tal caso, el Mandatario deberá destinar el 50% de los Fondos a los fines descritos en la referida letra a del número precedente.

  If on or before April 30th, 2003, Madeco has not informed the Bank the exact portion of the Funds that shall be used for the Conversion of Bonds, the Bank shall effectuate on such date the operations described in letter a. of number 2 above. Thus, the Bank shall use the 50% of the Funds according to the objectives mentioned in letter a. of number 2 above.

V. VARIOS.	V. MISCELLANEOUS

Uno.- Este Mandato expirará por el cabal y completo cumplimiento del mismo, esto es, hasta que se haya destinado el monto total de los Fondos a los fines referidos en el Párrafo IV precedente.	One.- This Agreement shall expire when the duties contained herein are completely fulfilled, that is, when the Funds have been used according to the objectives described in Paragraph IV.

Dos.- El Mandatario queda facultado para celebrar, ejecutar y suscribir todos los actos y contratos que fuere pertinente realizar, con el objeto de dar cabal y completo cumplimiento al presente Mandato.

Two.- The Bank shall have the authority to enter into, agree upon, execute and subscribe all the agreements, contracts and documents necessary or advisable to perfect or completely fulfill this Agreement.

Tres.- El Mandatario renuncia expresamente en este acto, a cualquier derecho que la ley y el Contrato de Reprogramación le confiere para reclamar la compensación respecto de los Fondos.	Three.- The Bank hereby waives any right under this Agreement or under the applicable law to claim any compensation in respect of the Funds.

Cuatro.- El Mandante fija como domicilio el señalado en este Mandato para recibir toda clase de comunicaciones de parte del Mandatario, en especial, la aludida en el número 1 del Párrafo IV precedente.

Four.- Madeco hereby sets as its domicile to receive any communication from the Bank, specially the communication mentioned in number 1 of Paragraph IV, the one indicated in the preamble to this Agreement.

Cinco.- Este Mandato se sujetará y será interpretado de acuerdo con las leyes de la República de Chile. Las partes se someten a la competencia de los tribunales ordinarios de la ciudad y comuna de Santiago, Chile.

Five.- This Agreement shall be governed and construed in accordance with the laws of the Republic of Chile. The parties hereto hereby agree to submit themselves to the jurisdiction of the courts located in the city of Santiago, Chile.

Seis.- Las partes declaran que el presente mandato ha sido otorgado teniendo en consideración el interés de los Acreedores, por lo cual, se obligan para con ellos, en forma irrevocable, a no modificar ni dejar sin efecto este Mandato, sin autorización previa y escrita de los dichos Acreedores.

Six.- The parties hereto hereby acknowledge that the power of attorney has been granted considering the special interest of the Lenders, and irrevocably agree to not amend or terminate this Agreement without the prior written consent of the Lenders.

En Santiago a [_______] de [_____] de [___].	Santiago, as of [___] [___], [___].

SCHEDULE 4.01(f)
DISCLOSED LITIGATION

1.- In Brazil, there are two legal proceedings pending against the previous owner of Ficap S.A., commenced before Madeco S.A. acquired such company in 1997. The total amount estimated for such proceedings is US$10,000,000. The previous owner of Ficap S.A. granted a guaranty in favor of Madeco S.A., for indemnification in case Ficap S.A. shall be affected by the aforementioned legal proceedings.

2.- Madeco S.A. filed a legal action for arbitration against Corning International Corporation ("Corning Inc."), on the basis that Corning Inc. would have been trying to unjustifiably terminate the agreements with Madeco S.A. in connection with Optel Ltda. ("Optel"), a brazilian company in which Corning Inc. and Madeco Brasil Ltda., an affiliate of Madeco S.A., are equal owners. In turn, Corning filed a counterclaim against Madeco S.A., requesting, among other things, a declaration of the arbitrator stating that Corning Inc. is entitled to terminate the agreements with Madeco S.A., on the basis that Optel would be bankrupt. Depending on the result of this arbitration, it may affect the right of Madeco Brasil S.A. to exercise its put option for the sale of its shares in Optel to Corning Inc., at a price of US$18,000,000, subject to certain adjustments, between January 2004 and December 2005.

SCHEDULE 5.02(d)

PERMITTED INVESTMENTS

  The purchase by the Borrower and/or by any of its Subsidiaries of shares issued by Optel S.A.

  The purchase by the Borrower and/or by any of its Subsidiaries of the shares Mr. Hans Helmut Traver Lunitz or his successors or assigns owns in Tech Pack S.A., as a consequence of the exercise of the right of first refusal established in Clause Fourth letter b.1) of the shareholders agreement executed in Peru between Mr. Hans Helmut Traver Lunitz and Alusa Overseas on December 12, 2001.

  The purchase by the Borrower and/or by any of its Subsidiaries of the shares Mr. Hans Helmut Traver Lunitz or his successors or assigns owns in Peruplast S.A., as a consequence of the exercise of the right of first refusal established in Clause Fourth letter b.1) of the shareholders agreement executed in Peru between Mr. Hans Helmut Traver Lunitz and Alusa Overseas on December 12, 2001.

EXHIBIT A-1

FORM OF ATTACHMENT / AMENDMENT

OF NOTE (BofA)

REVISION AGREEMENT

This Revision Agreement refers to that certain Promissory Note issued in Santiago de Chile by MADECO S.A. (the "Maker") dated April 16, 2001 payable to Bank of America, N.A. (the "Bank") in the principal amount of U.S.$1,000,000 (as revised or otherwise modified from time to time prior to the date hereof, the "Promissory Note").

The Maker request the Bank to agree to revise the Promissory Note as follows:

The effective date of this Revision Agreement is __________ __, _____ (the "Effective Date").

As of this date the principal amount of the Promissory Note is US$____________.

The principal amount therein shall be payable in nine semiannual principal installments, commencing on the third anniversary of the Effective Date, and thereafter on each six-month anniversary thereof; provided, however, that the final principal installment shall be payable on the seventh anniversary of the Effective Date in an amount necessary to repay in full the aggregate unpaid principal amount of the Promissory Note outstanding on such principal repayment date. Further to the foregoing, (a) each of the first seven semiannual principal payments shall be equal to US$____________, (b) the eighth semiannual principal payment shall be equal to US$____________, and (c) the ninth and final principal payment shall be equal to US$____________ or otherwise an amount equal to that necessary to repay in full the aggregate unpaid principal amount of the Promissory Note outstanding on such ninth and final principal payment date.

        The rate per annum on and after the Effective Date will be equal at all times during each Interest Period (as defined below) to the sum of (x) the LIBO Rate (as defined below) for such Interest Period plus (y) the Applicable Margin (as defined below), payable in arrears on the last day of such Interest Period and on the date the Promissory Note is paid in full; provided that if the Maker fails to pay any principal, interest or other amount payable under this Note when the same becomes due and payable (a "Payment Default"), the rate shall be increased by 2% above the LIBO Rate plus the Applicable Margin for each Interest Period during the continuance of such Payment Default. For purposes of determining the Interest Period for payments of interest during the continuance of a Payment Default, the duration of the Interest Periods succeeding the last day of the Interest Period in which such Payment Default shall have occurred shall be divided into successive periods (each of which shall begin on the last day of the immediately preceding period) of one week.

Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day; provided, however, that if such extension would cause such payment to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day, and such extension or reduction of time shall in such cases be included in the computation of payment of interest.

      If any payment of principal is made by the Maker other than on the last day of the Interest Period for any reason, the Maker shall, upon demand by the Bank, pay to the Bank any amounts required to compensate the Bank for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain such principal amount.

      The Bank or any holder hereof may, at any time, without notice to the Maker and without the consent of the Maker sell, assign, grant participations in or otherwise transfer this Promissory Note or any part of the obligations undertaken by the Maker hereby (a "Transfer") to one or more commercial banks or to any other party or person, and upon any Transfer all such obligations shall become the direct obligations of the Maker to the buyer, assignee or participant (any of them "a Transferee").

      As used herein, the following defined terms have the meanings specified below:

      "Applicable Margin" means: 2.20% per annum.

      "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City, Santiago de Chile and, if the applicable Business Day relates to a LIBO Rate determination, on which dealings are carried on in the London interbank market.

      "Interest Period" means the period commencing on Effective Date and ending six months thereafter and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending six months thereafter; provided, however, that

      (i) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

      (ii) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

      "LIBO Rate" means, for any Interest Period, (a) an interest rate per annum equal to the arithmetic average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum appearing on Telerate page 3750 (or any successor page as determined by the Bank) at which deposits in U.S. dollars are offered in London, England at 11:00 A.M. (London time) two Business Days before the first day of the respective Interest Period for a period substantially equal to such Interest Period; or (b) if a rate cannot be determined pursuant to clause (a) above, a rate per annum equal to the arithmetic average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum offered to the Bank by at least two prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period substantially equal to such Interest Period and for an amount substantially equal to the amount of the outstanding principal balance of the Promissory Note; provided, however, that if a rate cannot be determined pursuant to clauses (a) and (b) above, the LIBO Rate for such Interest Period shall be equal to the Tasa Libor - 180 dias certified by the Central Bank of Chili on such Business Day.

      "U.S. Dollars" or "US$" means the lawful currency of the United States of America.

      The Bank is hereby authorized to endorse on the Promissory Note the following legend: "The terms of the Promissory Note relating to the interest rate, dates of payment of interest and principal and transferability of the Promissory Note have been amended pursuant to a Revision Agreement, dated __________ __, _____, to this Promissory Note" or a legend of similar effect.

      This Revision Agreement revises the Promissory Note only, and is not a novation of any kind. Except as amended hereby, all terms and conditions of the Promissory Note shall remain in full force and effect.

      This document is exempt from stamp tax as provided by Article 24 No. 11 of Decree Law 3.475 of 1980.

      Santiago de Chile, __________ __, _____.

      pp. MADECO S.A.

      ______________________

      By:

      Title:

      ______________________

      By:

      Title:

      Notary Public of the Republic of Chile

      En Santiago de Chile, a ___ de __ de 2002, firmaron ante mi don ___, cedula nacional de identidad N______________ y don ______________, cedula nacional de identidad N _______________, ambos en representacion de la sociedad anonima chilena Madeco S.A., RUT N 91.021.000-9, todos ellos con domicilio en calle Ureta Cox N 930, comuna de San Miguel, Santiago.

      EXHIBIT A-2

      FORM OF ATTACHMENT / AMENDMENT

      OF NOTE (BankBoston)

      HOJA DE PROLONGACION

      MODIFICACION Y PRORROGA DE PAGARE

      Hoja de Prolongación de Pagaré _______________________

      MONTO ORIGINAL: _______________________

      FECHA DE SUSCRIPCION: _______________________

      VENCIMIENTO ORIGINAL: _______________________

      VENCIMIENTO PRORROGADO _______________________

      Esta hoja de Prolongación forma parte del Pagaré descrito más arriba suscrito por MADECO S.A. (el "Suscriptor") con fecha ______________ a la orden de ___________--

      ___________________________- (el "Banco") por un monto de capital de

      ____________ . Este pagaré, con sus prórrogas y modificaciones, se denomina en adelante, el "Pagaré".

      El suscriptor viene en modificar el Pagaré, con el consentimiento del Banco, de la siguiente forma:

      La fecha de vigencia de esta Prórroga y Modificación es el día ______ de __________ de ______ (la "Fecha de Vigencia").

      El suscriptor declara y reconoce que a esta fecha, el monto de capital adeudado asciende a US$____________ (_____________ _________________________________ de dólares de los Estados Unidos de America).

      Prórroga y Modificación:

      El capital adeudado en virtud de este Pagaré se pagará en nueve cuotas semestrales, la primera de las cuales se pagará el día que se cumplan 3 años contados de la Fecha de Vigencia, y las restantes cada seis meses desde la fecha de pago de esa primera cuota; sujeto sin embargo a que la última cuota de capital se pagará el día que se cumplan 7 años desde la Fecha de Vigencia en el monto necesario para pagar íntegramente el total del capital adeudado del Pagaré que se encuentre vigente en dicha fecha de pago de capital. No obstante lo señalado, (a) cada una de las primeras siete cuotas semestrales de capital deberá ser igual a la suma de US$_________________ (______________________________ de dólares de los Estados Unidos de América); (b) la octava cuota semestral de capital deberá ser igual a la suma de de US$_________________ (______________________________ de dólares de los Estados Unidos de América) y (c) la novena, que es la última cuota de pago de capital será igual a la suma de US$_________________ (______________________________ de dólares de los Estados Unidos de América) y en todo caso de un monto igual al necesario para pagar íntegramente el monto total del capital vigente del Pagaré en la fecha de pago de dicha novena y última cuota de pago de capital.

        La tasa de interés anual desde la Fecha de Vigencia de esta prorroga y modificación aplicable a cada Período de Intereses (según se define más adelante) será igual a la suma de (x) la tasa LIBO (según se define más adelante) para el respectivo Período de Intereses, más (y) el Margen Aplicable (según se define más adelante), y se pagará en cada oportunidad el último día del respectivo Período de Intereses, y en la fecha de pago total del Pagaré. En todo caso, en el evento que el Suscriptor no pagare cualquier cuota de capital o intereses o cualquier otra suma adeudada bajo este Pagaré a su vencimiento ( "Mora en el Pago"), la tasa de interés se aumentará en 2% por sobre la tasa LIBO más el Margen Aplicable para cada período, durante toda la Mora en el Pago.

En el evento que la fecha de pago recayere en un día distinto a un Día Hábil, el pago se efectuará en el Día Hábil inmediatamente siguiente, salvo que si por efecto de la extensión el pago hubiera de recaer en el mes calendario siguiente, el pago habrá de efectuarse en el Día Hábil inmediatamente anterior al vencimiento respectivo, y la extensión o reducción de plazo deberá ser incluida en el cómputo de los pagos de interés.

En caso que el Suscriptor efectúe un pago de capital en un día distinto al último día de un Período de Intereses por cualquier razón, el Suscriptor deberá, a solicitud del Banco, pagar al Banco cualesquier montos que se requieran para compensar al Banco de cualesquier pérdidas adicionales, costos o gastos razonables en que pueda incurrir como resultado de dicho pago, incluyendo sin limitación, cualquier pérdida (incluyendo pérdidas de utilidades anticipadas), costos o gastos incurridos con motivo de la liquidación o re-utilización de depósitos o de otros fondos adquiridos por el Banco para aprovisionarse de fondos o mantener dicho monto de capital.

Los siguientes términos tienen en este Pagaré el significado que se indica a continuación:

"Margen Aplicable" significa 2,20% anual

"Día Hábil" significa a una del año en que los bancos no requieren tener cerradas por ley sus oficinas en Nueva York, Santiago de Chile, y, si el Dia Hábil aplicable se relaciona con una determinación de la Tasa LIBO, en el cual se realicen operaciones en el mercado interbancario de Londres.

"Período de Intereses" significa el período que comienza el Día de Vigencia y termina seis meses después, y desde esa fecha, cada período siguiente que comience el último día del Período de Intereses inmediatamente anterior y termine 6 meses después; sujeto no obstante a lo siguiente: (i) cada vez que el último día de un Período de Intereses cualquiera cayere en un día distinto de un Día Hábil, el último día de dicho Período de Intereses se extenderá al Día Hábil siguiente, pero en el caso que dicha extensión ocasionare que el último día de dicho Período de Intereses recayere en el mes calendario inmediatamente siguiente, el último día de dicho Período de Intereses recaerá en el Día Hábil inmediatamente precedente; y (ii) cada vez que el primer día de un Período de Intereses recayere en un día de un mes calendario para el cual no existiere el número de día correspondiente en el mes calendario en que termine el respectivo Período de Intereses, dicho Período de Intereses terminará el último Día Hábil de ese mes en que termina el Período de Intereses respectivo.

"Tasa LIBO" significa, para cada Período de Intereses, (a) una tasa de interés anual igual al promedio aritmético (redondeado al múltiplo entero superior más cercano a 1/16 de 1% por año, si dicho promedio no fuere un múltiplo entero de la citada fracción) de las tasas anuales que aparezcan en la página "3750" de la Pantalla Telerate (u otra página que pueda reemplazarla según sea determinado por el Banco) a la cual son ofrecidos depositos en Dolares, a las 11:00 A.M. (hora de Londres, Inglaterra) dos Días Hábiles antes del primer día del respectivo Período de Intereses por un periodo substancialmente similar a dicho Periodo de Intereses; o (b) en el caso que la tasa de interés no pueda ser determinada en conformidad con la letra (a) anterior, una tasa de interés anual igual al promedio aritmético (redondeado al múltiplo entero superior más cercano a 1/16 de 1% por año, si dicho promedio no fuere un múltiplo entero de la citada fracción) de las tasas de interés anuales para depósitos en Dólares que sean ofrecidas a la Sucursal en Londres de Fleet National Bank por al menos dos bancos de primera categoría en el mercado interbancario de Londres a las 11 :00 A.M. (hora de Londres, Inglaterra) dos Días Hábiles antes del primer día de dicho Periodo de Interés por un periodo substancialmente similar a dicho Periodo de Interés y por un monto substancialmente similar al monto de capital adeudado.

"Dólares de Los Estados Unidos" o "US$" significa la moneda de curso legal en los Estados Unidos de América.

Todos los términos y condiciones de este Pagaré que no hubieren sido modificados expresamente en este instrumento o en prórrogas anteriores, se mantienen inalterables y en total vigencia.

Santiago de Chile, ___ de __________ de _____.

_______________________ ___________________________

pp. MADECO S.A. pp. MADECO S.A.

Nombre: Nombre

Cargo: Cargo:

RUT: RUT:

Domicilio Domicilio:

Autorización de Notario Público de la República of Chile

En Santiago de Chile, a _______ de _______ de 2002, firmaron ante mi don ___________, cedula nacional de identidad N ______________ y don ______________, cedula nacional de identidad N _______________, ambos en representacion de la sociedad anonima chilena Madeco S.A., RUT N 91.021.000-9, todos ellos con domicilio en calle Ureta Cox N 930, comuna de San Miguel, Santiago.

TRANSLATION OF EXHIBIT A-2

FORM OF ATTACHMENT / AMENDMENT

OF NOTE (BankBoston)

ALLONGE

EXTENSION AND AMENDMENT OF PROMISSORY NOTE

Allonge of Promissory Note _______________________

ORIGINAL PRINCIPAL AMOUNT _______________________

DATE OF ISSUANCE: _______________________

ORIGINAL MATURITY DATE: _______________________

EXTENDED MATURITY DATE _______________________

The Maker request the Bank to agree to revise the Promissory Note as follows:

The effective date of this Revision Agreement is __________ __, _____ (the "Effective Date").

As of this date the principal amount of the Promissory Note is US$____________.

Extension and Renewal:

The principal amount therein shall be payable in nine semiannual principal installments, commencing on the third anniversary of the Effective Date, and thereafter on each six-month anniversary thereof; provided, however, that the final principal installment shall be payable on the seventh anniversary of the Effective Date in an amount necessary to repay in full the aggregate unpaid principal amount of the Promissory Note outstanding on such principal repayment date. Further to the foregoing, (a) each of the first seven semiannual principal payments shall be equal to US$____________, (b) the eighth semiannual principal payment shall be equal to US$____________, and (c) the ninth and final principal payment shall be equal to US$____________ or otherwise an amount equal to that necessary to repay in full the aggregate unpaid principal amount of the Promissory Note outstanding on such ninth and final principal payment date.

The rate per annum on and after the Effective Date will be equal at all times during each Interest Period (as defined below) to the sum of (x) the LIBO Rate (as defined below) for such Interest Period plus (y) the Applicable Margin (as defined below), payable in arrears on the last day of such Interest Period and on the date the Promissory Note is paid in full; provided that if the Maker fails to pay any principal, interest or other amount payable under this Note when the same becomes due and payable (a "Payment Default"), the rate shall be increased by 2% above the LIBO Rate plus the Applicable Margin for each Interest Period during the continuance of such Payment Default.

Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day; provided, however, that if such extension would cause such payment to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day, and such extension or reduction of time shall in such cases be included in the computation of payment of interest.

If any payment of principal is made by the Maker other than on the last day of the Interest Period for any reason, the Maker shall, upon demand by the Bank, pay to the Bank any amounts required to compensate the Bank for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain such principal amount.

As used herein, the following defined terms have the meanings specified below:

"Applicable Margin" means: 2.20% per annum.

"Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City, Santiago de Chile and, if the applicable Business Day relates to a LIBO Rate determination, on which dealings are carried on in the London interbank market.

"Interest Period" means the period commencing on Effective Date and ending six months thereafter and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending six months thereafter; provided, however, that (i) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and (ii) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

"LIBO Rate" means, for any Interest Period, (a) an interest rate per annum equal to the arithmetic average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum appearing on Telerate page 3750 (or any successor page as determined by the Bank) at which deposits in U.S. dollars are offered in London, England at 11:00 A.M. (London time) two Business Days before the first day of the respective Interest Period for a period substantially equal to such Interest Period; or (b) if a rate cannot be determined pursuant to clause (a) above, a rate per annum equal to the arithmetic average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum offered to the London Branch of Fleet National Bank by at least two prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period substantially equal to such Interest Period and for an amount substantially equal to the amount of the outstanding principal balance of the Promissory Note.

"U.S. Dollars" or "US$" means the lawful currency of the United States of America.

The Bank is hereby authorized to endorse on the Promissory Note the following legend: "The terms of the Promissory Note relating to the interest rate, dates of payment of interest and principal and transferability of the Promissory Note have been amended pursuant to a Revision Agreement, dated __________ __, _____, to this Promissory Note" or a legend of similar effect.

This Revision Agreement revises the Promissory Note only, and is not a novation of any kind. Except as amended hereby, all terms and conditions of the Promissory Note shall remain in full force and effect.

Santiago de Chile, __________ __, _____.

pp. MADECO S.A.

______________________

By:

Title:

______________________

By:

Title:

Notary Public of the Republic of Chile

En Santiago de Chile, a _______ de _______ de 2002, firmaron ante mi don ___________, cedula nacional de identidad N ______________ y don ______________, cedula nacional de identidad N _______________, ambos en representacion de la sociedad anonima chilena Madeco S.A., RUT N 91.021.000-9, todos ellos con domicilio en calle Ureta Cox N 930, comuna de San Miguel, Santiago.

EXHIBIT A-3

FORM OF NOTE

PROMISSORY NOTE/PAGARE No._

US$ [______________]

Issue Date/Fecha de Emisión: [____________], 200[_]

Place of Issuance/Lugar de Emisión: [_________]

FOR VALUE RECEIVED under the Amended and Restated Loan Agreement dated as of [__________], 2002 (as from time to time amended, the "Loan Agreement"), by and between [______________], a corporation duly organized and existing under the laws of [__________] (the "Borrower"), [____________] and BankBoston, N.A., Nassau Bahamas Branch, as Agent, the Borrower HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [_____________] (the "Bank"), the principal sum of [____________] U.S. Dollars (U.S.$____________) ("Principal Amount"), in [___] semi-annual installment, as follows:

Percentage of
Installment No. Principal Amount Date Due

POR VALOR RECIBIDO conforme al Convenio de Modificacion y Reprogramacion de Creditos fechado el [_________]del año 2002 (según sea modificado posteriormente, el "Convenio de Crédito"), por y entre [______________], una sociedad debidamente constituida y existente bajo las leyes de [____________](el "Suscriptor"), [__________] y BankBoston, N.A., Nassau Bahamas Branch, como Agente, el Suscriptor DEBE Y PROMETE INCONDICIONALMENTE PAGAR a la orden de [_________________] (el "Banco"), la cantidad de capital de [_________] de dólares (US$_________) (el "Capital"), en [___] cuotas semestrales, como sigue:

Porcentaje de Fecha
Cuota No. Capital Vencimiento

The Borrower hereby unconditionally promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at an interest rate per annum equal at all times during each Interest Period (as defined below) to the sum of the LIBO Rate (as defined below) plus the Applicable Margin (as defined below).

El Suscriptor se obliga incondicionalmente a pagar intereses sobre el saldo insoluto de capital de este Pagaré, a contar de esta fecha y hasta la fecha de su pago íntegro y efectivo, a una tasa de interés anual igual en todo tiempo durante cada Período de Intereses (según se define más adelante) a aquélla que resulte de adicionar a la Tasa LIBO (según se define más adelante), el Margen Aplicable (según se define más adelante).

Such interest shall be payable in arrears on the last day of each Interest Period and on the date on which the principal hereof shall be paid in full.	Dichos intereses serán pagaderos por períodos vencidos el último día de cada Período de Intereses y en la fecha en que el capital de este Pagaré sea pagado íntegramente.

"LIBO Rate" means, for any Interest Period (a) an interest rate per annum equal to the rate per annum set forth on page 3750 of the Dow Jones Telerate Service (or any successor page as determined by the Agent) at which deposits in U.S. Dollars are offered in London, England at 11:00 A.M. (London time) two Business Days before of the respective Interest Period for a period substantially equal to such Interest Period; or (b) if a rate cannot be determined pursuant to clause (a) above, a rate per annum equal to the arithmetic average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in U.S. Dollars are offered to the Agent by at least two prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period substantially equal to such Interest Period and for an amount substantially equal to the amount of the Advances; provided, however, that if a rate cannot be determined pursuant to clauses (a) or (b) above, the LIBO Rate for such Interest Period shall be the Tasa Libor - 180 dias published or certified as "LIBOR Dollar USA" by the Central Bank of Chile three Business Days before the first day of each Interest Period for a period of 180 days which is determined on a daily basis upon the information publicly available at the closing of each day in which transactions are carried on in the London International Market, publication or certification which shall be deemed part of this Note for all legal purposes.

"Tasa LIBO" significa, respecto de cada Periodo de Intereses, (a) la tasa de interes anual igual a la tasa de interés anual que aparezca en la pagina "3750" de la Pantalla Telerate (o cualquiera otra página que pueda reemplazarla segun sea determinado por el Agente) a la cual son ofrecidos depositos en Dolares, a las 11:00 A.M. (hora de Londres, Inglaterra) el Dia Habil anteprecedente de cada Periodo de Intereses por un periodo substancialmente similar a dicho Periodo de Intereses; o (b) en el caso que la tasa de interes no pueda ser determinada en conformidad con la letra (a) anterior, la tasa de interes sera el promedio aritmético (redondeado al múltiplo entero superior mas cercano a 1/16 de 1% por ano, si dicho promedio no fuere un múltiplo entero de la citada fracción) de las tasas de interes anuales para depositos en Dolares que sean ofrecidas al Agente por al menos dos bancos de primera categoria en el mercado interbancario de Londres a las 11 :00 A.M. (hora de Londres, Inglaterra) el Dia Habil anteprecedente de dicho Periodo de Interes por un periodo substancialmente similar a dicho Periodo de Interes y por un monto substancialmente similar al monto del desembolso; sujeto, sin embargo, que si no es posible determinar la tasa de interes de acuerdo a lo establecido en las letras (a) y (b) anteriores, entonces se tendrá por Tasa LIBO para dicho Periodo de Intereses la Tasa Libor 180 - dias que publique o certifique el Banco Central de Chile como LIBOR Dollar USA, tres Dias Habiles antes del primer dia de dicho Periodo de Intereses para un periodo de 180 dias, la cual es determinada diariamente en base a la informacion publicamente disponible al cierre de cada dia en el cual se efectuan transacciones en el Mercado Internacional de Londres, certificación o publicación que se tendrá por parte integrante de este Pagaré para todos los efectos legales.

"Applicable Margin" means: [___]% per annum.	"Margen Aplicable" significa: [___]% por año.

The period between the date of this Note and the date of its payment in full shall be divided into successive periods, each such period being an "Interest Period". The initial Interest Period shall begin on the date of the Advance and the duration of such Interest Period shall be six months, provided, however, that (i) if the last day of such Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day (provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day), and (ii) if the first day of such Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month. Pursuant to the foregoing, the first Interest Period under this Note shall end on [___], 200[_].

El plazo que media entre la fecha de este Pagaré y la fecha de su pago íntegro y efectivo se dividirá en períodos sucesivos, cada uno de los cuales será un "Período de Intereses". El Período de Intereses inicial comenzará en la fecha del desembolso del crédito. La duración de dicho Período de Intereses será de seis meses, en el entendido, sin embargo, que (i) si el último día de dicho Período de Intereses haya de ocurrir en un día que no sea un Día Hábil, el último día de dicho Período de Intereses se extenderá al Día Hábil inmediatamente siguiente (en el entendido, sin embargo, que si por efecto de dicha extensión el último día de dicho Período de Intereses hubiere de ocurrir en el siguiente mes calendario, el último día de dicho Período de Intereses será el Día Hábil inmediatamente anterior), y (ii) si el primer día de dicho Período de Intereses haya de ocurrir en un día del mes calendario inicial respecto del cual no exista un día numérico equivalente en el mes calendario que corresponda a aquél en el cual deba terminar un Período de Intereses, transcurrido que sea el número de meses que comprenda éste, entonces dicho Período de Intereses terminará el último Día Hábil de dicho mes calendario. Conforme a lo anterior, el primer Período de Intereses de este pagaré terminará el __ de [___] del año 200[_].

"U.S. Dollars" or "US$" means the lawful currency of the United States of America.	"Dólares" o "US$" significa la moneda de curso legal de Estados Unidos de America.

The Borrower, also, unconditionally promises to pay default interest on any overdue principal amount or on any other amount payable hereunder that is not paid when due, including any interest due and unpaid, at an interest rate per annum equal to 2% per annum above the rate per annum that results from adding the Applicable Margin to the LIBO Rate in effect from time to time under the terms of this Note. Default interest shall be payable on demand upon written notice of the holder hereof and shall accrue from the date such amount was due until the same is paid in full.

El Suscriptor, además, se obliga incondicionalmente a pagar intereses moratorios sobre cualquier saldo insoluto de capital, o sobre cualquiera otra suma de dinero pagadera conforme a este Pagaré, que no fuere pagada a su respectivo vencimiento, incluidos, cualquiera intereses impagos, a una tasa de interés anual igual a aquella que resulte de incrementar en dos puntos porcentuales anuales la tasa anual resultante de sumar el Margen Aplicable a la Tasa LIBO que estuviere en vigor conforme a los términos de este Pagaré. Los intereses moratorios serán pagaderos al mero requerimiento escrito del portador de este Pagaré y se devengarán desde la fecha de la mora o simple retardo hasta la fecha en que la suma adeudada se pague íntegramente.

All computations of interest shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

Todos los cálculos de intereses se efectuarán sobre la base de un año de 360 días, por el número de días efectivamente transcurridos (incluyendo el primer día pero excluyendo el último día) durante el plazo por el cual deban pagarse tales intereses.

Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day; provided, however, that if such extension would cause such payment to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day, and such extension or reduction of time shall in such cases be included in the computation of payment of interest.

Toda vez que la fecha de vencimiento de cualquier pago que deba efectuarse conforme a este Pagaré haya de ocurrir en un día que no sea un Día Hábil, ese pago se efectuará el Día Hábil inmediatamente siguiente; en el entendido, sin embargo, que si por efecto de dicha ampliación el pago debiera hacerse en el siguiente mes calendario, ese pago se efectuará el Día Hábil inmediatamente anterior, y en tal caso dicha extensión o reducción de plazo se considerará en el cálculo de los intereses por pagar.

"Business Day" means a day of the year on which banks are not required or authorized by law to close in either of New York City, New York, United States of America, Nassau, Bahamas, or Santiago, Chile and, if the applicable Business Day relates to a LIBO Rate determination, on which dealings are carried on in the London interbank market.

"Día Hábil" significa un día del año en que a los bancos no se les exige o no están autorizados por ley para cerrar en la ciudad de Nueva York, Nueva York, Estados Unidos de América, Nassau, Bahamas, o en Santiago, Chile, y cuando el Día Hábil aplicable coincida con la determinación de la Tasa LIBO en el que además se efectúen transacciones en el mercado interbancario de Londres.

The Borrower shall make each payment under this Note not later than 11:00 a.m. (New York City time) on the day when due in U.S. Dollars, in immediately available same day funds, at the office of [____________], at [______________], United States of America, ABA #[__________], by crediting the Account No. [___________], Account Name: [___________], for the account of the lending office of the holder hereof.

El Suscriptor efectuará cada uno de los pagos a que está obligado conforme a este Pagaré, a más tardar a las 11:00 a.m. (hora de la ciudad de Nueva York) del día del vencimiento respectivo, en Dolarés, fondos disponibles de inmediato el mismo día, en las oficinas de [_______________], ubicadas en [________________], Estados Unidos de América, ABA #[__________], acreditando la Cuenta No.[_________], Nombre Cuenta: [____________], a favor de la oficina prestamista del portador de este Pagaré.

Should the Borrower fail to pay any principal of this Note when due, or should the Borrower fail to pay any interest on this Note on the date on which the same has become due and payable, the holder hereof may declare the total principal amount outstanding under this Note and all interest thereon to be forthwith due and payable, whereupon this Note shall become and be forthwith due and payable for all purposes.

En caso que cualquier monto de capital de este Pagaré no fuere pagado por el Suscriptor a su respectivo vencimiento, o en el caso de que cualquiera de los intereses de este Pagaré no fueren pagados por el Suscriptor luego de su respectivo vencimiento, el portador de este Pagaré tendrá derecho a hacer inmediata e íntegramente exigible el saldo total de la deuda en capital e intereses debidos en virtud de este Pagaré, el que se considerará de plazo vencido y exigible para todos los efectos a que haya lugar.

SECTION 1. Taxes	SECCION 1. Impuestos

(a) Any and all payments made by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the overall net income of the holder hereof or of its lending office or any other office, branch profits taxes and franchise taxes imposed on any of them in lieu of net income taxes, by the jurisdiction under the laws of which such holder is organized or its lending office or any other office is subject to, or any political subdivision thereof (hereinafter referred to as "Taxes"). If the Borrower or the Bank shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased by the Borrower as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1) the holder hereof receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(a) Todos y cualquiera pagos que realice el Suscriptor conforme a este Pagaré deberán ser efectuados libres de y sin deducción por concepto de todos y cualquiera impuestos, tributos, contribuciones, derechos, cargas o retenciones, presentes o futuros, y de toda responsabilidad con respecto a los mismos, lo que excluye impuestos sobre la renta neta general del portador de este Pagaré o de su oficina prestamista, o de cualquiera otra oficina e impuestos sobre el establecimiento de cualquiera de ellos que reemplacen a los impuestos a dicha renta neta, con que estén gravados dicho portador o su oficina prestamista o de cualquiera otra oficina conforme a la ley bajo cuya jurisdicción estén regidos, o cualquiera subdivisión política de la misma (en adelante denominados los "Impuestos"). Si al Suscriptor o al Banco les fuere requerido por ley efectuar cualquiera deducción de Impuestos por o con respecto a cualquier suma pagadera conforme a este Pagaré, (i) la suma debida y que ha de ser pagada se incrementará por el monto necesario de manera que luego de efectuadas todas las deducciones requeridas (incluyendo aquellas deducciones aplicables a las sumas adicionales pagaderas bajo esta Sección 1) el portador de este Pagaré reciba una suma neta igual a la suma que habría recibido si dicha deducción no hubiere sido hecha, (ii) el Suscriptor efectuará dicha deducción, y (iii) el Suscriptor pagará la suma total deducida a la autoridad tributaria u otra autoridad pertinente según corresponda conforme a la ley aplicable.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, enforcement of or otherwise with respect to, this Note (hereinafter referred to as "Other Taxes").

(b) Además, el Suscriptor pagará cualquier impuesto de timbres o documentario o cualquier otro impuesto, carga o tributo similar, sea presente o futuro, que se devengue a causa de cualquier pago que se efectúe conforme a este Pagaré o con motivo de la suscripción, entrega, registro, pago, cobro o ejecución de, o que se genere de cualquier otra manera respecto a este Pagaré (en adelante denominados los "Otros Impuestos").

(c) The Borrower shall indemnify the holder hereof for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 1) imposed on or paid by the holder hereof and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

(c) El Suscriptor indemnizará al portador de este Pagaré por la cantidad total que por concepto de Impuestos u Otros Impuestos (incluyendo, sin limitación, cualquier Impuesto u Otros Impuestos exigibles en cualquier jurisdicción sobre las sumas pagaderas bajo esta Sección 1) haya pagado el portador de este Pagaré o por cualquier responsabilidad (incluyendo multas, intereses y gastos) que se deriven de ello o a su respecto.

(d) Without prejudice to the survival of any other obligation of the Borrower hereunder, the undertakings and obligations of the Borrower contained in subsections (a) through (c) above shall survive the payment in full of this Note.

(d) Sin que ello afecte la vigencia de cualquiera otra obligación del Suscriptor conforme a este Pagaré, los acuerdos y obligaciones del Suscriptor contemplados en las subsecciones (a) a (c) de esta Sección 1, sobrevivirán al pago íntegro de este Pagaré.

SECTION 2. Costs and Expenses	SECCION 2. Costos y Gastos

The Borrower shall pay on written demand to the holder hereof, all costs and expenses, if any, which it may have incurred in connection with the enforcement of this Note, (including, without limitation, reasonable counsel fees and expenses).

El Suscriptor pagará al portador de este Pagaré, al mero requerimiento escrito, todos los costos y gastos, si existieren, en que éste haya incurrido con motivo del cobro forzado de este Pagaré (incluyendo, sin limitación, honorarios y gastos razonables de abogados).

SECTION 3. Consent to Jurisdiction, Waiver of Immunities	SECCION 3. Sometimiento a Jurisdicción, Renuncia de Inmunidad

The Borrower hereby irrevocably and unconditionally submits to the jurisdiction of the United States District Court for the Southern District of New York State and of any New York State court sitting in New York City, New York, United States of America, or alternatively, at the option of the holder hereof, to the jurisdiction of the courts sitting in the city and comuna of Santiago, Republic of Chile, and in each case to the jurisdiction of any appellate court from any thereof, over any action or proceeding arising out of or relating to this Note. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Nothing herein to the contrary shall affect the right of the holder of this Note to (i) commence legal proceedings or otherwise proceed against the Borrower in any jurisdiction or to (ii) serve process in any other manner permitted by the laws of such jurisdiction.

El Suscriptor se somete irrevocable e incondicionalmente a la jurisdicción de la Corte de Distrito de los Estados Unidos de América para el Distrito del Sur del Estado de Nueva York o de cualquier tribunal del Estado de Nueva York con asiento en la ciudad de Nueva York, Nueva York, Estados Unidos de América, o, alternativamente, a elección del portador de este Pagaré, a la jurisdicción de los tribunales con asiento en la ciudad y comuna de Santiago, República de Chile, y en cada caso a la jurisdicción de cualquier tribunal de apelación de cualquiera de aquellos, sobre cualquier acción o procedimiento derivado de o relacionado con este Pagaré. El Suscriptor en este acto renuncia incondicional e irrevocablemente, en la mayor extensión en que pueda efectivamente hacerlo, a instaurar cualquiera defensa o excepción sobre la competencia de tales tribunales que entorpezca el curso regular de dicha acción o procedimiento. Ninguna disposición de este Pagaré afectará el derecho del portador del mismo para (i) iniciar cualquiera acción u otro procedimiento legal en contra del Suscriptor en cualquiera jurisdicción, o para (ii) practicar notificaciones en cualquiera otra forma permitida por las leyes de dicha jurisdicción.

SECTION 4. Discharge; Judgment Currency	SECCION 4. Extinción Obligación; Moneda en que esté Expresada una Sentencia
The obligation of the Borrower to repay this Note shall be discharged only by payment in U.S. Dollars in New York City, United States of America.	La obligación del Suscriptor de pagar este Pagaré se extinguirá sólo en virtud del pago de Dolarés en la ciudad de Nueva York, Estados Unidos de América.

Therefore, the obligation of the Borrower in respect of any sum due to the holder hereof shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the holder hereof of any sum adjudged to be so due in such other currency, the holder hereof may, in accordance with normal, reasonable banking procedures, purchase U.S. Dollars with such other currency. If the amount of U.S. Dollars so purchased is less than the sum originally due under this Note, in U.S. Dollars, the Borrower unconditionally undertakes, as a separate obligation and notwithstanding any such judgment, to indemnify the holder hereof against such loss.

Por lo tanto, a pesar de cualquier sentencia que se exprese en una moneda distinta del Dólar, las obligaciones del Suscriptor con respecto a cualquier suma adeudada en virtud de este Pagaré al portador del mismo se extinguirán sólo hasta por el monto por el que el portador pueda, de acuerdo con los prácticas bancarias normales y razonables, adquirir Dólares, con dicha otra moneda, el Día Hábil siguiente a aquél en que el portador de este Pagaré reciba la suma que la sentencia ordenara pagarle en dicha otra moneda. Si la suma de Dólares. así adquirida fuere menor que la suma originalmente adeudada conforme a este Pagaré, en Dólares, el Suscriptor se obliga incondicionalmente, como una obligación separada y no obstante dicha sentencia, a resarcir al portador de este Pagaré por esa pérdida.

SECTION 5. GOVERNING LAW	SECCION 5. LEY APLICABLE
This Note shall be governed by, and construed in accordance with, the laws of the Republic of Chile.	Este Pagaré se regirá y será interpretado de acuerdo con las leyes de la República de Chile.
SECTION 6. Governing Language	SECCION 6. Idioma que Prevalece

This Note is executed in both the English and Spanish language, both of which shall bind the Borrower, but both of which shall constitute one and the same instrument; provided, however, that in the case of doubt as to the proper interpretation or construction of this Note, the English text shall be controlling, except that if any action or proceeding in respect of this Note is brought in the Republic of Chile or any political subdivision thereof, the Spanish text shall be controlling.

Este Pagaré es suscrito en idiomas inglés y castellano, idiomas ambos que obligan al Suscriptor y que constituyen un mismo e idéntico instrumento; sujeto, empero, que en caso de duda sobre la adecuada interpretación o inteligencia de este Pagaré, el texto en inglés prevalecerá, excepto si cualquiera acción o procedimiento respecto al Pagaré fuere iniciado en la República de Chile o cualquiera subdivisión política de ésta, en cuyo caso el texto en español prevalecerá.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized representatives as of the day and year first above written.	EN FE DE LO CUAL, el Suscriptor ha hecho que este Pagaré sea suscrito por sus representantes debidamente autorizados, en el día y año indicados en su encabezamiento.
FREE OF PROTEST.NO PRESENTMENT NEEDED FOR PAYMENT.	SIN PROTESTO.NO SE REQUIERE LA PRESENTACIÓN PARA EL PAGO.

[_______________________________]

By/Por:

Name/Nombre:

Title/Cargo:

EXHIBIT B - FORM OF
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amendment and Restated Loan Agreement dated as of December 18, 2002 (as amended or modified from time to time, the "Credit Agreement") among Madeco S.A., a corporation organized under the laws of Chile (the "Borrower"), the Lenders (as defined in the Credit Agreement) and [________________], as agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

The "Assignor" and the "Assignee" referred to on Schedule 1 hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; [ and (iv) attaches the Note held by the Assignor endorsed to the order of the Assignee.] [and (iv) attaches the Note held by the Assignor and requests that the Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Advances assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Advances assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Advances retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.]

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the Financial Statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned: _____%

Aggregate outstanding principal amount of Advances
assigned:

U.S.$_______________

Principal amount of Note payable to Assignee:

U.S.$_______________

Principal amount of Note payable to Assignor:

U.S.$_______________

Effective Date*: _______________, ____

[NAME OF ASSIGNOR], as Assignor

By

    Title:

Dated: _______________, ____

[NAME OF ASSIGNEE], as Assignee

By

    Title:

Lending Office:

[Address]

Accepted [and Approved]* this
__________ day of _______________, ____

[______________________] as Agent

By
    Title:

[Approved this __________ day
of _______________, ____

MADECO S.A., as Borrower

By ]*
    Title:

EXHIBIT C - FORM OF
PROCESS AGENT LETTER

[CT CORPORATION SYSTEM]

[__________], 200[__]

To the Lenders party to the
the Credit Agreement
(as defined and referred to
below), and [____________],
as Agent

Ref: Madeco S.A.

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Loan Agreement dated as of December 18, 2002 (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein being used herein with the same meaning), among Madeco S.A., (the "Borrower"), each of you named as Lenders therein (the "Lenders"), and [______________], as Agent (the "Agent").

Pursuant to Section 8.12 of the Credit Agreement the Borrower has appointed the undersigned (with an office on the date hereof at [________________], United States) as Process Agent to receive on behalf of the Borrower and its property service of copies of the summons and compliant and any other process which may be served in any action or proceeding in any New York State or Federal court sitting in New York City arising out of or relating to the Credit Agreement and the Notes issued pursuant thereto.

The undersigned hereby accepts such appointment as Process Agent and agrees with each of you that (i) the undersigned will not terminate the undersigned's agency as such Process Agent prior to [_____________] (and hereby acknowledges that the undersigned has been paid in full by the Borrower for its services as Process Agent through such date), (ii) the undersigned will maintain an office in New York City through such date and will give the Agent prompt notice of any change of address of the undersigned, (iii) the undersigned will perform its duties as Process Agent in accordance with Section 8.12 of the Credit Agreement and (iv) the undersigned will forward forthwith to the Borrower at its respective address in accordance with Section 8.12 of the Credit Agreement copies of any summons, complaint and other process with the undersigned receives in connection with its appointment as Process Agent.

This acceptance and agreement shall be binding upon the undersigned and all successors of the undersigned including all persons hereafter acting in the capacity of the undersigned or otherwise in charge of the office of the undersigned.

Very truly yours,

CT CORPORATION SYSTEM

[Name]

[Title]

EXHIBIT D - FORM OF
COMPLIANCE CERTIFICATE

MADECO S.A.

With reference to the provisions contained in Section 5.01(i) of the Amended and Restated Loan Agreement, dated as of December [___], 2002, among Madeco S.A., a corporation organized under the laws of the Republic of Chile (the "Borrower"), the Lenders party thereto, and [____________], as Agent (as the same may be amended, supplemented or otherwise modified from time to time, the "Agreement"; the terms defined therein being used herein as therein defined), the undersigned, being the Gerente General of the Borrower, hereby certifies that:

(a) the [unaudited/audited] Consolidated balance sheet as at [insert date] and the related [unaudited/audited] Consolidated statements of income and cash flows for the [fiscal year/fiscal quarter] then ended, fairly present the Consolidated financial condition of the Borrower as at such date and the Consolidated results of its operations and its cash flows for the [fiscal year/fiscal quarter] then ended, in conformity with Chilean generally accepted accounting principles which have been applied on a consistent basis during the period except as noted in such report;

(b) the [unaudited/audited] unconsolidated balance sheet as at [insert date] and the related [unaudited/audited] unconsolidated statements of income and cash flows for the [fiscal year/fiscal quarter] then ended, fairly present the unconsolidated financial condition of the Borrower as at such date and the unconsolidated results of its operations and its cash flows for the [fiscal year/fiscal quarter] then ended, in conformity with United States generally accepted accounting principles which have been applied on a consistent basis during the period except as noted in such report;

(c) with respect to Section 5.02(c) of the Agreement, [neither the Borrower nor any of its Subsidiaries has made a Disposition of Essential Assets during the period ended on [insert date] [during the period ended on [insert date], a Disposition of Essential Assets has taken place and such Disposition complied with Section 5.02(c) of the Agreement, as set forth in greater detail on Schedule B hereto].

(d) with respect to Section 5.03(a) of the Agreement, the ratio of Net Financial Debt to Adjusted Equity of the Borrower was not greater than [____] as of [insert date] (see calculation set forth on Schedule A attached hereto);

(e) with respect to Section 5.03(b) of the Agreement, the ratio of Net Consolidated Financial Debt to Adjusted Consolidated Equity of the Borrower and its Subsidiaries was no more than [________] as of [insert date] (see calculation set forth on Schedule A hereto);

(f) with respect to Section 5.03(c) of the Agreement, the Minimum Equity of the Borrower and its Subsidiaries [as of December 31, 20__] [as of [insert date]] was not less than the equivalent in Chilean Pesos of 7,000,000 Unidades de Fomento;

(g) with respect to Section 5.03(d) of the Agreement, the ratio of Current Assets to Current Liabilities on an unconsolidated and Consolidated basis was [________] as of [insert date].

(h) with respect to Section 5.03 (e) of the Agreement, the ratio of Consolidated EBITDA to Consolidated Interest Expense was [______] as of [insert date].

(i) with respect to Section 5.03(f) of the Agreement, the ratio of Net Consolidated Financial Debt to Consolidated EBITDA was [______] as of [insert date].

(j) the Borrower has not made optional prepayments of any Financial Debt in an amount exceeding U.S.$ 1,000,000 in the aggregate during the period ended on [insert date] [the Borrower has made optional prepayments Financial Debt in the amount indicated on Schedule C hereto during the period ended on [insert date]].

(k) the Borrower has not sold Current Assets to any of its Subsidiaries for an amount exceeding U.S.$ 1,000,000 in the aggregate during the period ended on [insert date] [the Borrower has sold Current Assets to its Subsidiaries in the amount indicated in Schedule D hereto during the period ended on [insert date]].

(l) the undersigned has reviewed the terms of the Agreement and has made, or caused to be made under the undersigned's supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the above-referenced financial statements and the undersigned has no knowledge of the existence as at the date of this certificate of any condition or event which constitutes a Default or an Event of Default.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ____ day of ________, ____.

By:________________________

     Name:

     Title:

Schedule A

MADECO S.A.
Financial Covenants
(in millions, except ratios)

Schedule B

MADECO S.A.

Dispositions

Schedule C

MADECO S.A.

Optional Prepayments

Schedule D

MADECO S.A.

Current Assets sold to Subsidiaries

EXECUTION COPY

U.S. $13,162,429

AMENDED AND RESTATED LOAN AGREEMENT

Dated as of December 18, 2002

Among

MADECO S.A.

as Borrower

and

BANK OF AMERICA, N.A. AND
BANKBOSTON, N.A., NASSAU BRANCH

as Initial Lenders

and

BANKBOSTON N.A., NASSAU BRANCH

as Agent

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms *

SECTION 1.02. Computation of Time Periods *

SECTION 1.03. Accounting Terms *

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances *

SECTION 2.02. INTENTIONALLY OMITTED *

SECTION 2.03. Fees *

SECTION 2.04. Notes *

SECTION 2.05. Repayment *

SECTION 2.06. Interest *

SECTION 2.07. Interest Rate Determination *

SECTION 2.08. Prepayments *

SECTION 2.09. Increased Costs *

SECTION 2.10. Illegality *

SECTION 2.11. Payments and Computations *

SECTION 2.12. Taxes *

SECTION 2.13. Sharing of Payments, Etc. *

ARTICLE III

CONDITIONS TO EFFECTIVENESS of THE AMENDMENT and restatement

SECTION 3.01. Conditions Precedent to Effectiveness of this Agreement *

SECTION 3.02. Determinations Under Section 3.01 *

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties *

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants *

SECTION 5.02. Negative Covenants *

SECTION 5.03. Financial Covenants *

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default *

ARTICLE VII

THE AGENT

SECTION 7.01. Authorization and Action *

SECTION 7.02. Agent's Reliance, Etc. *

SECTION 7.03. Agent as Lender *

SECTION 7.04. Lender Credit Decision *

SECTION 7.05. Indemnification *

SECTION 7.06. Successor Agent *

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. *

SECTION 8.02. Notices, Etc. *

SECTION 8.03. No Waiver; Remedies *

SECTION 8.04. Costs and Expenses *

SECTION 8.05. Right of Set-off *

SECTION 8.06. Binding Effect *

SECTION 8.07. Assignments and Participations *

SECTION 8.08. Confidentiality *

SECTION 8.09. Conflict *

SECTION 8.10. Execution in Counterparts *

SECTION 8.11. Judgment Currency *

SECTION 8.12. Consent to Jurisdiction *

SECTION 8.13. Waiver of Jury Trial *

SECTION 8.14. Severability *

SECTION 8.15. GOVERNING LAW *

Schedules

Schedule I - List of Existing Promissory Notes

Schedule II - List of Lending Offices

Schedule III - Existing Loan Facilities

Schedule IV - Permitted Liens

Schedule 3.01(f)(ix) - Chilean Lenders

Schedule 3.01(n) - Irrevocable Instructions

Schedule 4.01(f) - Disclosed Litigation

Schedule 5.02(d) - Permitted Investments

Exhibits

Exhibit A-1 - Form of Note (BofA)

Exhibit A-2 - Form of Note (BankBoston)

Exhibit A-3 - Form of Note

Exhibit B - Form of Assignment and Acceptance

Exhibit C - Form of Process Agent letter

Exhibit D - Compliance Certificate